EXHIBIT 10.74

AMENDED AND RESTATED

LOAN AND SECURITY AGREEMENT

AMONG

JPS INDUSTRIES, INC.,

JPS ELASTOMERICS CORP. and

JPS CONVERTER AND INDUSTRIAL CORP.

“BORROWERS”

AND

WACHOVIA BANK, NATIONAL ASSOCIATION

“BANK”

Dated April 5, 2004

	5.4.	Notice of Default.	22
	5.5.	Inspections; Field Examinations; Appraisals.	23
	5.6.	Financial Information.	23
	5.7.	Maintenance of Existence and Rights.	24
	5.8.	Payment of Taxes, Etc.	24
	5.9.	Subordination.	25
	5.10.	Compliance; Hazardous Materials.	25
	5.11.	Compliance with Assignment Laws.	25
	5.12.	Further Assurances.	25
	5.13.	Covenants Regarding Collateral.	25
6.	Negative Covenants of Borrowers.		26
	6.1.	Debt.	26
	6.2.	Liens.	26
	6.3.	Restricted Distributions and Restricted Payments.	26
	6.4.	Loans and Other Investments.	26
	6.5.	Change in Business.	26
	6.6.	Accounts.	26
	6.7.	Transactions with Affiliates.	26
	6.8.	No Change in Offices; Removal of Collateral.	26
	6.9.	No Sale, Leaseback.	26
	6.10.	Margin Stock.	27
	6.11.	Collateral.	27
	6.12.	Subsidiaries.	27
	6.13.	Liquidation, Mergers, Consolidations and Dispositions of Assets; Change of Name.	27
	6.14.	Change of Fiscal Year or Accounting Methods.	27
7.	Other Covenants of Borrowers.		27
	7.1.	Minimum EBITDA.	27
	7.2.	Deposit Relationship.	27
	7.3.	Fixed Charge Coverage Ratio.	27
	7.4.	Capital Expenditures.	27
	7.5.	Leases.	27
8.	Default.		28
	8.1.	Events of Default.	28
	8.2.	Remedies.	29
	8.3.	Receiver.	29
	8.4.	Deposits; Insurance.	29
9.	Security Agreement.		29
	9.1.	Security Interest.	29
	9.2.	Financing Statements; Power of Attorney.	30
	9.3.	Entry.	30
	9.4.	Other Rights.	31
	9.5.	Accounts.	31
	9.6.	Waiver of Marshaling.	31
	9.7.	Control.	31
	9.8.	Negative Pledge.	31
10.	Miscellaneous.		31
	10.1.	No Waiver, Remedies Cumulative.	31
	10.2.	Survival of Representations.	31
	10.3.	Indemnity By Borrower; Expenses.	31
	10.4.	Notices.	32
	10.5.	Governing Law.	32
	10.6.	Successors and Assigns.	32
	10.7.	Counterparts.	33
	10.8.	No Usury.	33
	10.9.	Powers.	33
	10.10.	Approvals; Amendments.	33
	10.11.	Participations and Assignments.	33
	10.12.	Multiple Borrowers; Borrowing Agent.	33

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10.13.	Waiver of Certain Defenses.	33
10.14.	Integration.	34
10.15.	LIMITATION ON LIABILITY; WAIVER OF PUNITIVE DAMAGES.	34
10.16.	BINDING ARBITRATION; PRESERVATION OF REMEDIES.	34
10.17.	AMENDMENT AND RESTATEMENT.	35

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AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

THIS AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Agreement”), dated April 5, 2004, is made among JPS INDUSTRIES, INC., a Delaware corporation (individually “JPS”, and, in its capacity as the representative of each Borrower pursuant to Section 10.12 hereof, “Borrowing Agent”), JPS ELASTOMERICS CORP., a Delaware corporation (“Elastomerics”), and JPS CONVERTER AND INDUSTRIAL CORP., a Delaware corporation (“Converter”; JPS, Elastomerics and Converter are each hereinafter referred to individually as a “Borrower” and collectively as “Borrowers”), and WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association (together with its successors and assigns, “Bank”).

W I T N E S S E T H :

JPS and Bank are parties to a certain Revolving Credit and Security Agreement dated May 9, 2001 (as at any time amended or modified, the “Original Loan Agreement”), pursuant to which Bank has made certain revolving credit loans and provided other financial accommodations to JPS.

Borrowers have requested that Bank amend and restate the Original Loan Agreement in accordance with the terms and conditions contained herein, and make available a revolving credit facility to Borrowers, which facility shall be used by Borrowers to finance their mutual and collective enterprise of manufacturing and distributing, roofing, fiberglass and various polyurethane products. In order to utilize the financial powers of Borrowers in the most efficient and economical manner, and in order to facilitate the financing of Borrowers’ needs, Bank will, at the request of any of Borrowers, make loans to Borrowers under the credit facilities on a combined basis and in accordance with the provisions hereinafter set forth. Borrowers’ businesses are a mutual and collective enterprise, and Borrowers believe that the consolidation of all loans under this Agreement will enhance the aggregate borrowing powers of Borrowers and ease the administration of the loan relationship with Bank, all to the mutual advantage of Borrowers. Bank’s willingness to amend and restate the Original Loan Agreement and to extend credit to Borrowers and to administer Borrowers’ collateral security therefor, on a combined basis as more fully set forth in this Agreement, is done solely as an accommodation to Borrowers and at Borrowers’ request in furtherance of Borrowers’ mutual and collective enterprise.

In consideration of the premises and of the mutual covenants herein contained and to induce Bank to amend and restate the Original Loan Agreement and extend credit to Borrowers hereunder, the parties agree as follows:

1.	Definitions.

1.1	Defined Terms:

“Accession” has the meaning set forth in the Code.

“Accommodations Payment” has the meaning set forth in Section 2.15.4.

“Account” has the meaning set forth in the Code, together with any guaranties, letters of credit, Letter-of-Credit Right, and other security therefor, including Supporting Obligations.

“Account Debtor” means a Person who is obligated under any Account, Chattel Paper, General Intangible or Instrument.

“Accounts Formula Amount” means, on any date of determination thereof, an amount equal to 85% of the total amount of Eligible Accounts.

“Accounts Receivable Report” has the meaning get forth in Section 5.6(a)

“Affiliate” of a Person means (a) any Person directly or indirectly owning 10% or more of the voting stock or rights of such named Person or of which the named Person owns 10% or more of such voting stock or rights; (b) any Person controlling, controlled by or under common control with such named Person; (c) any officer, director or employee of such named Person or any Affiliate of the named Person; and (d) any family member of the named Person or any Affiliate of such named Person.

“Allocable Percentage” has the meaning set forth in Section 2.15.4.

“Applicable Margin” means (i) as to any Revolver Loan, or portion thereof, that is a Prime Rate Loan, zero, or (ii) as to any Revolver Loan, or portion thereof, that is a LIBOR Loan, 2.30%; provided that, commencing on February 5, 2005, if there exists no Default or Event of Default, then the Applicable Margin shall be increased or decreased, with respect to LIBOR Loans, based upon the Fixed Charge Coverage Ratio, as follows:

Fixed Charge Coverage Ratio	Applicable Margin for Revolver Loans that are LIBOR Loans
(i) If the Fixed Charge Coverage Ratio is equal to or greater than 1.25 to 1	2.00%

(ii) If the Fixed Charge Coverage Ratio is less than 1.25 to 1, but is equal to or greater than 1.20 to 1	2.25%

(iii) If the Fixed Charge Coverage Ratio is less than 1.20 to 1, but is equal to or greater than 1.15 to 1	2.50%

(iv) If the Fixed Charge Coverage Ratio is less than 1.15 to 1, but is equal to or greater than 1.05 to 1	2.75%

(v) If the Fixed Charge Coverage Ratio is less than 1.05 to 1	3.00%

The Applicable Margin shall be subject to reduction or increase, as applicable and as set forth in the table above, on a quarterly basis according to the performance of Borrowers as measured by the Fixed Charge Coverage Ratio for the immediately preceding fiscal quarter of Borrowers. Except as set forth in the last sentence hereof, any such increase or reduction in the Applicable Margin provided for herein shall be effective 3 Business Days after receipt by Bank of the applicable financial statements and corresponding Compliance Certificate. If the financial statements and the Compliance Certificate of Borrowers setting forth the Fixed Charge Coverage Ratio are not received by Bank by the date required pursuant to Section 5.6 hereof, the Applicable Margin shall be determined as if the Fixed Charge Coverage Ratio is less than 1.05 to 1 until such time as such financial statements and Compliance Certificate are received and any Event of Default resulting from a failure timely to deliver such financial statements or Compliance Certificate is waived in writing by Bank; provided, however, that Bank shall be entitled to accrue and receive interest at the Default Rate to the extent authorized by Section 2.8 hereof and, on each date that the Default Rate accrues on any Loan, the Applicable Margin on such date for such Loan shall be the Applicable Margin that would apply if the Fixed Charge Coverage Ratio was less than 1.05 to 1 (without regard to the actual Fixed Charge Coverage Ratio). For the final fiscal quarter of any Fiscal Year of Borrowers, Borrowers may provide the unaudited financial statements of Borrowers, subject only to year-end adjustments, for the purpose of determining the Applicable Margin; provided, however, that if, upon delivery of the annual audited financial statements required to be submitted by Borrower to Bank pursuant to Section 5.6 hereof, Borrowers have not met the criteria for reduction of the Applicable Margin pursuant to the terms hereinabove for the final fiscal quarter of the Fiscal Year of Borrowers then ended, then (a) such Applicable Margin reduction shall be terminated and, effective on the first day of the month following receipt by Bank of such audited financial statements, the

Applicable Margin shall be the Applicable Margin that would have been in effect if such reduction had not been implemented based upon the unaudited financial statements of Borrowers for the final fiscal quarter of the Fiscal Year then ended, and (b) Borrowers shall pay to Bank, on the first day of the month following receipt by Bank of such audited financial statements, an amount equal to the difference between the amount of interest that would have been paid using the Applicable Margin determined based upon such audited financial statements and the amount of interest actually paid during the period in which the reduction of the Applicable Margin was in effect based upon the unaudited financial statements for the final fiscal quarter of the Fiscal Year then ended.

“Arbitration Rules” has the meaning set forth in Section 10.16.

“Availability” means at any time the excess, if any, of (i) the lesser of the Borrowing Base or the Revolver Commitment over (ii) the aggregate principal amount of outstanding Revolver Loans and the aggregate face amount of all outstanding letters of credit issued by Bank hereunder at such time.

“Average Availability” means for any period, an amount equal to the sum of the actual amounts of Availability on each day during such period, as determined by Bank, divided by the number of days in such period.

“Bankruptcy Code” means Title 11 of the United States Code.

“Borrowing Base” means at any time the sum of (i) the Accounts Formula Amount, plus (ii) the Inventory Formula Amount, plus (iii) the Equipment Formula Amount, minus (iv) any Reserves.

“Borrowing Base Certificate” means a certificate, in the form of Annex C attached hereto or such other form as may be requested by Bank, by which Borrowers shall certify to Bank, with such frequency as Bank may request, the amount of the Borrowing Base as of the date of the certificate and the calculation of such amount.

“Business Day” means a weekday on which Bank is open for business in Atlanta, Georgia and Charlotte, North Carolina.

“Chattel Paper” has the meaning set forth in the Code, including Electronic Chattel Paper and Tangible Chattel Paper, together with any guaranties, letters of credit, Letter-of-Credit Right, and other security therefor, including Supporting Obligations.

“Closing Date” means April 5, 2004.

“Code” means the Uniform Commercial Code (or any successor statute) as adopted and in force in State of Georgia or, when the laws of any other state govern the method or manner of the perfection or enforcement of any security interest in any of the Collateral, the Uniform Commercial Code (or any successor statute) of such state. Any term used in this Agreement and in any financing statement filed in connection herewith which is defined in the Code and not otherwise defined in this Agreement or in any other Loan Document has the meaning given to the term in the Code.

“Collateral” means all property of each Borrower, wherever located and whether now owned by such Borrower or hereafter acquired, including but not limited to: (a) all Inventory; (b) all General Intangibles; (c) all Accounts; (d) all Chattel Paper; (e) all Instruments and Documents and any other instrument or intangible representing payment for goods or services; (f) all Equipment; (g) all Investment Property; (h) all Deposit Accounts and funds on deposit therein, including but not limited to the Collections Account or funds otherwise on deposit with or under the control of Bank or its agents or correspondents; (i) all Letter-of-Credit Rights; (j) all Commercial Tort Claims; (k) all Fixtures; and (l) all parts, replacements, substitutions, profits, products, Accessions and cash and non-cash proceeds and Supporting Obligations of any of the foregoing (including insurance proceeds payable by reason of loss or damage thereto) in any form and wherever located. Collateral shall include all written or electronically recorded books and records relating to any such Collateral and other rights relating thereto.

“Collections Account” means the deposit account(s) maintained by Borrowers at Bank to which collections, deposits and other payments on or with respect to Collateral may be made pursuant to the terms hereof, to which only Bank shall have access.

“Commercial Tort Claim” has the meaning set forth in the Code.

“Commitments” on any date, means the Revolver Commitment on such date.

“Compliance Certificate” has the meaning set forth in Section 5.6(e).

“Contributing Borrower” has the meaning set forth in Section 2.15.4.

“Debt” means all liabilities of a Person as determined under GAAP and all obligations which such Person has guaranteed or endorsed or is otherwise secondarily or jointly liable for, and shall include, without limitation (a) all obligations for borrowed money or purchased assets, (b) obligations secured by assets whether or not any personal liability exists, (c) the capitalized amount of any capital or finance lease obligations, (d) the unfunded portion of pension or benefit plans or other similar liabilities, (e) obligations as a general partner, (f) contingent obligations pursuant to guaranties, endorsements, letters of credit and other secondary liabilities, (g) obligations for deposits, and (h) obligations under swap agreements, as defined in 11 U.S. C. §101.

“Default Rate” on any date, means a rate per annum that is equal to (i) in the case of each Loan outstanding on such date, 2.0% in excess of the rate otherwise applicable to such Loan on such date, and (ii) in the case of any of the other Indebtedness outstanding on such date, 2.0% in excess of the Prime Rate in effect on such date.

“Deposit Account” has the meaning set forth in the Code.

“Disbursement Account” means a demand deposit account maintained by Borrowers at Bank and to which proceeds of Revolver Loans will be deposited from time to time.

“Dispute” has the meaning set forth in Section 10.15.

“Document” has the meaning set forth in the Code.

“Dollars and the sign “$”” means lawful money of the United States of America.

“EBITDA” means, for any specified period, on a consolidated basis, net income (excluding any gain arising on the sale of capital assets and any gain arising from extraordinary or non-recurring items), plus provision for interest expense, plus provision for income taxes, plus depreciation, plus amortization, in each case of Borrowers during such period.

“Electronic Chattel Paper” has the meaning set forth in the Code.

“Eligible Accounts” means all Accounts of a Borrower that are evidenced by an invoice (valued at the face amount of such invoice, less maximum discounts, credits and allowances which may be taken by Account Debtors on such Accounts, and net of any sales tax, finance charges or late payment charges included in the invoiced amount) created or acquired by such Borrower arising from the sale of Inventory and/or the provision of certain services in such Borrower’s ordinary course of business in which Bank has a first priority, perfected security interest, but excluding (a) Accounts outstanding for longer than ninety (90) days after the original due date shown on the invoice; (b) Accounts outstanding for more that one hundred twenty (120) days after the original invoice date; (c) all Accounts owed by an Account Debtor if more than fifty percent (50%) of the Accounts owed by such Account Debtor to such Borrower are deemed ineligible pursuant to clauses (a) or (b) above; (d) Accounts owing from any Affiliate of such Borrower; (e) Accounts owed by a creditor of such Borrower to the extent of the amount of the indebtedness of Borrower to such creditor; (f) Accounts which are in dispute or subject to any counterclaim, volume rebate, contra-account or offset; (g) Accounts owing by any Account Debtor which is not Solvent; (h) Accounts arising from a sale on a bill-and-hold, guaranteed sale, progress billing, sale-or-return, sale-on-approval, consignment or similar basis or the Inventory sold which gave rise to such Account has become subject to repurchase, return, rejection, repossession, loss or damage; (i) Accounts owed by an Account Debtor located outside of the United States of America, unless in Bank’s sole and absolute discretion, such Account is supported by a letter of credit or credit insurance and which is issued by a financial institution and in an amount which is acceptable to

Bank in its sole and absolute discretion; (j) Accounts owed by the United States of America or other governmental or quasi-governmental unit, agency or subdivision unless such Borrower shall have complied with all applicable federal and state assignment of claims laws; (k) Accounts as to which the goods giving rise to the Account have not been delivered to and accepted by the Account Debtor or the service giving rise to the Account has not been completely performed or which do not represent a final sale; (l) Accounts for which the total amounts owed thereunder by an Account Debtor (together with its Affiliates) exceeds a credit limit established by Bank in its sole and absolute discretion (to the extent of such excess); (m) Accounts evidenced by a note or other Instrument or Chattel Paper or reduced to judgment; (n) Accounts for which the total of all Accounts from an Account Debtor (together with the Affiliates of the Account Debtor) exceed ten percent (10%) (to the extent of such excess); (o) Accounts which, by contract, subrogation, mechanics’ lien laws or otherwise, are subject to claims by such Borrower’s creditors or other third parties or which are owed by Account Debtors as to whom any creditor of such Borrower (including any bonding company) has lien or retainage rights; (p) any and all other Accounts the validity, collectibility, or amount of which is determined in good faith by such Borrower or Bank to be doubtful; (q) Accounts owed by an Account Debtor which is located in a jurisdiction where such Borrower is required to qualify to transact business or to file reports with such jurisdiction, unless such Borrower has so qualified or filed; (r) Accounts owed by an Account Debtor who disputes the liability therefor; (s) Accounts owed by an Account Debtor that shall be the subject of any proceeding of the type described in Section 8.1(e) or (f); (t) any Account acquired pursuant to a Permitted Acquisition, for which Bank has required a field audit and examination but which field audit and examination is not satisfactory to Bank; and (u) any other Account which Bank otherwise in its reasonable discretion deems to be ineligible. For purposes of determining the eligibility of Accounts owing from any Account Debtor, the gross amount of Accounts which exceed the aging limitations set forth above shall not be reduced by any credit due such Account Debtor or any other Account Debtor by such Borrower which is outstanding for longer than ninety (90) days after the original due date shown on the invoice or one hundred twenty (120) days after the original invoice date. No Account shall be an Eligible Account if any representation, warranty or covenant herein relating thereto shall be untrue, misleading or in default.

“Eligible Equipment” means new or used Equipment but only to the extent that such Equipment: (i) is to be used by a Borrower in the ordinary course of its business; (ii) has been purchased by a Borrower; (iii) has been delivered to and accepted by a Borrower and installed at premises owned or leased by a Borrower; (iv) is subject to Bank’s duly perfected, first priority security interest and no other Lien that is not a Permitted Lien unless the holder of any such Lien agrees in writing with Bank, prior to Bank’s funding of any Loan based on the Equipment Formula Amount with respect to such Equipment, to disclaim any interest in such Equipment; (v) does not and, after delivery to and installation at a Borrower’s premises, will not constitute a Fixture under applicable law unless each landlord and mortgagee in respect of such premises has executed in favor of Bank a landlord or mortgagee waiver in form and content acceptable to Bank; and (vi) does not and, after delivery to and installation at a Borrower’s premises, will not constitute an Accession to other Equipment that is subject to any Lien (whether or not a Permitted Lien) in favor of any Person other than Bank unless the holder of any such Lien agrees in writing to disclaim any interest in the Equipment that is intended to be Eligible Equipment.

“Eligible Inventory” means all Inventory acquired by a Borrower in the ordinary course of its business as presently conducted consisting of finished goods, raw materials or work-in-process in which Bank has a first priority, perfected security interest, valued at the lower of cost or market, but excluding: damaged, slow-moving, obsolete or unmerchantable Inventory, packaging materials and supplies; capitalized inventory variances; Inventory that is consigned by such Borrower to any Person; Inventory that has been returned to such Borrower by or repossessed from an Account Debtor; Inventory not owned legally and beneficially by such Borrower; any Inventory reserves; any Inventory with regard to which a representation, warranty or covenant is untrue, misleading or in default; any Inventory that contains any labels, trademarks, trade names or other identifying characteristics which are the properties of third parties unless the use of same by such Borrower is under a valid license, royalty or similar agreement with the owner thereof, in form and substance satisfactory to Bank, and which remains in full force and effect, and has not been terminated, and such owner thereof has issued in favor of Bank an agreement, in form and substance satisfactory to Bank, allowing Bank to dispose of said items of Inventory upon the occurrence of an Event of Default; any Inventory located in a warehouse or other facility leased by such Borrower unless the lessor has delivered to Bank an agreement, in form and substance satisfactory to Bank, by which the lessor agrees to waive or subordinate any Lien it may have with respect to such Inventory in favor of Bank’s Lien therein and to permit Bank to enter upon the leased premises and remove such Inventory or to use such premises to store or dispose of such Inventory; Inventory acquired pursuant to a Permitted Acquisition, for which Bank has required a field audit and examination but which field audit and examination is not satisfactory to Bank; and which Bank otherwise in its sole and absolute discretion deems not to be Eligible Inventory.

“Environmental Laws” means, collectively the following acts and laws, as amended: the Comprehensive Environmental Response, Compensation and Liability Act of 1980; the Superfund Amendments and Reauthorization Act of 1986; the Resource Conservation and Recovery Act; the Toxic Substances Act; the Clean Water Act; the Clean Air Act; the Oil Pollution and Hazardous Substances Control Act of 1978; and any other “Superfund” or “Superlien” law or any other federal, state or local statute, law, ordinance, code, rule, regulation, order or decree relating to, or imposing liability or standards of conduct concerning, any hazardous, toxic or dangerous waste, substance or material, as now or at any time hereafter in effect.

“Equipment” has the meaning set forth in the Code.

“Equipment Formula Amount” means, on any date of determination thereof, the applicable Equipment Sublimit on such date.

“Equipment Sublimit” means,

(i) commencing on the Closing Date and continuing through the end of the then current fiscal quarter of Borrowers, an amount equal to $7,800,000, and

(ii) commencing on the first day of each subsequent fiscal quarter and continuing through the end of such fiscal quarter, an amount equal to

(a) the Equipment Sublimit for the previous fiscal quarter minus

(b) the sum of $500,000 plus 80% of Borrowers’ capital expenditures approved in writing by Bank and permitted pursuant to Section 7.4 hereof with respect to Eligible Equipment during the then current fiscal quarter of Borrowers;

provided, that, commencing February 1, 2005 and continuing thereafter, the Equipment Sublimit shall mean the amount specified in clause (ii) of this definition, minus 5% of Borrowers’ capital expenditures with respect to Eligible Equipment during the immediately preceding Fiscal Year, to the extent such capital expenditures were previously included in the calculation of the Borrowing Base (the “Reduction), provided, however, that the Reduction shall not apply if capital expenditures do not exceed $1,000,000 in such Fiscal Year.

“ERISA” has the meaning set forth in Section 4.16.

“Event of Default” means any event specified as such in Section 8.1 hereof, provided that there shall have been satisfied any requirement in connection with such event for the giving of notice or the lapse of time, or both; “Default” or “default” means any of such events, whether or not any such requirement for the giving of notice or the lapse of time or the happening of any further condition, event or act shall have been satisfied.

“Fiscal Year” means the fiscal year of Borrowers for accounting and tax purposes ending on the Saturday closest to October 31 of each calendar year and when preceded or followed by the designation of a calendar year (e.g., 2004 Fiscal Year) means the Fiscal Year of Borrowers ending on the Saturday closest to October 31 of such designated calendar year.

“Fixed Charge Coverage Ratio” means, on any date of determination, on a consolidated basis the sum of EBITDA for the period of twelve (12) consecutive calendar months then ended, minus all unfinanced capital expenditures and cash income taxes of Borrowers paid during the same period (but without giving effect to any tax refund) divided by the sum of interest expense paid by Borrowers during the same period, plus all current maturities of long-term Debt and capital lease obligations of Borrowers as of the date of determination, plus all Required Pension Liability Payments due during such Fiscal Year plus Restricted Distributions and Restricted Payments in cash with respect to such period; provided, however, that for purposes of calculating this ratio, any payments that are permitted under Section 6.3 of this Agreement shall be excluded from the denominator hereof.

“Fixtures” has the meaning set forth in the Code.

“GAAP” means generally accepted accounting principles as in effect in the Unites States from time to time.

“General Intangibles” has the meaning set forth in the Code, together with any guaranties, letters of credit, Letter-of-Credit Right, and other security therefor, including Supporting Obligations.

“Guarantor” means any Person now or hereafter guaranteeing, endorsing or otherwise becoming liable for any Indebtedness.

“Guaranty Agreement” means any guaranty instrument now or hereafter executed and delivered by any Guarantor to Bank, as it may be modified.

“Indebtedness” means all obligations now or hereafter owed to Bank or any Affiliate of Bank by any or all Borrowers, whether related or unrelated to the Loans, including, without limitation, amounts owed or to be owed under the terms of the Loan Documents, or arising out of the transactions described therein, including, without limitation, the Loans, any Debt arising out of or relating to demand deposit and operating account relationships between any Borrower and Bank or any Affiliate of Bank or any cash management services provided to any Borrower, hedging agreements with Bank or any Affiliate of Bank (including, without limitation, any interest rate agreement, interest rate collar agreement, interest rate swap agreement, or other agreement or arrangement at any time entered into by any Borrower with Bank that is designed to protect against fluctuations in interest rates, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement) and other products provided by Bank or any Affiliate of Bank to any Borrower, including merchant card services and ACH transfer services, reimbursement obligations for outstanding letters of credit or banker’s acceptances issued for the account of any Borrower or its Subsidiaries, amounts paid by Bank under letters of credit or drafts accepted by Bank for the account of any Borrower or its Subsidiaries, together with all interest accruing thereon, all existing and future obligations under any swap agreements as defined in 11 U.S.C.§101 between Bank or any Affiliate of Bank and any Borrower whenever executed, all fees, all costs of collection, attorneys’ fees and expenses of or advances by Bank which Bank pays or incurs in discharge of obligations of any Borrower or to inspect, repossess, protect, preserve, store or dispose of any Collateral, whether such amounts are now due or hereafter become due, direct or indirect and whether such amounts due are from time to time reduced or entirely extinguished and thereafter re-incurred.

“Instrument” has the meaning set forth in the Code.

“Inventory” has the meaning set forth in the Code.

“Inventory Formula Amount” means, on any date of determination thereof, an amount equal to the sum of (a) 60% of the total amount of Eligible Inventory consisting of raw materials, plus (b) 30% of the total amount of Eligible Inventory consisting of work-in-process, plus (c) 50% of the total amount of Eligible Inventory consisting of finished goods.

“Inventory Report” has the meaning set forth in Section 5.6(a).

“Investment Property” has the meaning set forth in the Code.

“Item” means any “item” as defined in Section 4-104 of the Code, and shall also mean and include checks, drafts, money orders or other media of payment.

“Letter-of-Credit Right” has the meaning set forth in the Code.

“Lien” means any mortgage, pledge, statutory lien or other lien arising by operation of law, security interest, trust arrangement, security deed, financing lease, collateral assignment or other encumbrance, conditional sale or title retention agreement, or any other interest in property designed to secure the repayment of indebtedness, whether arising by agreement or under any statute or law or otherwise.

“LIBOR Loan” means a Loan, or portion thereof, during any period in which it bears interest at a rate based upon the LIBOR Rate.

“LIBOR Rate” means, for any day, the “LIBOR Market Index Rate” which is determined by Bank on the first day of each month based upon the rate for 1 month Dollar deposits as reported on Telerate page 3750 as of 11:00 a.m., London time, on the first day of the month in which such day occurs, or if such first day is not a London business day, then the immediately preceding London business day (or if not so reported, then as determined by Bank from another recognized source or interbank quotation).

“Loan” means any Revolver Loan, as well as all such loans collectively, as the context requires.

“Loan Documents” means this Agreement, each other Security Agreement, the Notes, each Guaranty Agreement, the Notices of Borrowing, Borrowing Base Certificates, UCC-1 financing statements and all other documents and instruments now or hereafter evidencing, describing, guaranteeing or securing the Indebtedness contemplated hereby or delivered in connection herewith, as they may be modified, amended, extended, renewed or substituted from time to time, but does not include swap agreements (as defined in 11 U.S.C. §101).

“Loan Year” means a period commencing each calendar year on the same month and day as the date of this Agreement and ending on the same month and day in the immediately succeeding calendar year, with the first such period (i.e., the first Loan Year) to commence on the date of this Agreement.

“Material Adverse Effect” means any (i) material adverse effect upon the validity, performance or enforceability of any of the Loan Documents or any of the transactions contemplated hereby or thereby, (ii) material adverse effect upon the properties, business, prospects or condition (financial or otherwise) of any Borrower, any Guarantor or any other Person obligated under any of the Loan Documents, or (iii) material adverse effect upon the ability of any Borrower, any Guarantor or any other Person to fulfill any obligation under any of the Loan Documents.

“Minimum Excess Collateral Availability Reserve” means, on any date of determination, a reserve in the amount of the lesser of (i) $5,000,000 or (ii) the Required Pension Liability Payments for the then current Fiscal Year.

“Notes” means the Revolver Note and any other promissory note now or hereafter evidencing any Indebtedness, and all modifications, extensions and renewals thereof.

“Notice of Borrowing” has the meaning set forth in Section 2.4(a) hereof.

“Paying Borrower” has the meaning set forth in Section 2.15.4.

“Permitted Acquisition” means any acquisition by a Borrower of the assets or equity interests of a Person in which each of the following conditions is satisfied, as determined by Bank in its reasonable discretion: (a) the business of the Person that is the subject of such acquisition is related or substantially similar to the business of Borrowers on the Closing Date; (b) in connection with such acquisition there will be no Liens on any of such Borrower’s assets after the acquisition other than Permitted Liens; (c) immediately before and after giving effect to such acquisition, no Default or Event of Default shall have occurred or would result therefrom; (d) Availability during the 90 day period immediately preceding the closing date of such acquisition and on such closing date and after giving pro forma effect to such acquisition is not less than $5,000,000; (e) each Borrower is Solvent after giving pro forma effect to the consummation of such acquisition; (f) the aggregate amount of consideration for such acquisition, when added to the consideration for all other such acquisitions during the immediately preceding 12 month period, shall not exceed $2,500,000; (g) any purchase price amounts payable with respect to earnouts, notes payable to the sellers, covenants not to compete, consulting contracts or other affiliated contracts are unsecured and are and will remain subordinate to the payment in full of the Indebtedness on terms satisfactory to Bank; (h) Bank shall have received, by a date sufficiently in advance of the closing date of such acquisition to allow Bank to review the same, executed copies of the final purchase documents, including all exhibits and schedules thereto, among the parties to such acquisition, and Bank shall have found the terms thereof reasonably acceptable; (i) Borrowers shall have delivered to Bank, not less than 3 Business Days prior to the proposed closing date of any such acquisition, written evidence of the pro forma satisfaction of the other conditions set forth above after giving effect to such acquisition; (j) if the acquired assets are to be included in the Borrowing Base simultaneously with the consummation of the Permitted Acquisition, if required by Bank, Bank’s examiners shall have completed a field exam and audit of the Person or operating assets or line of business to be acquired, in scope and with results reasonably acceptable to Bank, or if such field exam and audit are not conducted, then any Accounts or Inventory of such Person or operating assets or line of business to be acquired shall not be included in the Borrowing Base and shall be ineligible for borrowing purposes until such exam and audit are conducted in scope and with results reasonably acceptable to Bank; and (k) Bank contemporaneously with the closing of such acquisition shall have received (i) such documents and instruments as may be necessary to grant or confirm to Bank a first priority perfected Lien on and security interest in all of the assets so acquired, and (ii) if a Person acquired is not merged into a Borrower, a joinder agreement executed by such corporation, partnership, limited liability company or other Person, in form and substance satisfactory to Bank, together with such other collateral documents and opinions of counsel as may be reasonably requested by Bank, each in form and substance satisfactory to Bank; provided, however that if the acquired assets are not to be included in the Borrowing Base as of the date of such acquisition, then Borrowers shall not be required to deliver the foregoing documentation to Bank until fifteen (15) days after the closing date of such acquisition.

“Permitted Debt” means (a) the Indebtedness; (b) Permitted Purchase Money Debt; and (c) the Debt listed on Exhibit 1.1A hereto.

“Permitted Equipment Dispositions” means (i) dispositions of Equipment which, in the aggregate during any consecutive 12-month period, has a fair market value of $250,000 or less, provided, that, all proceeds thereof are remitted to Bank for application to the Indebtedness, (ii) replacements of Equipment that is substantially worn, damaged or obsolete with Equipment of like kind, function and value, provided that the replacement Equipment shall be acquired prior to or substantially concurrently with any disposition of the Equipment that is to be replaced, the replacement Equipment shall be free and clear of Liens other than Permitted Liens, and (iii) dispositions of Equipment by a Borrower to another Borrower.

“Permitted Liens” means (a) Liens securing the Indebtedness; (b) statutory Liens (excluding any Lien imposed pursuant to any of the provisions of ERISA) arising in the ordinary course of business of a Borrower, but only if and for so long as (x) payment in respect of any such Lien is not at the time required or the Debt secured by any such Liens is being Properly Contested and (y) such Liens do not materially detract from the value of the property of such Borrower and do not materially impair the use thereof in the operation of such Borrower’s business (c) Purchase Money Liens securing Permitted Purchase Money Debt; and (d) Liens described on Exhibit 1.1B hereto (if any), provided, however, that Debt not now secured by such Liens shall not become secured by such Liens hereafter and such Liens shall not encumber any other assets.

“Permitted Purchase Money Debt” means Purchase Money Debt of Borrowers which is incurred after the date of the Agreement and that is secured by no Lien or only by a Purchase Money Lien, provided that the aggregate amount of such Purchase Money Debt outstanding at any time does not exceed $250,000, and the incurrence of such Purchase Money Debt does not violate any limitation in the Loan Documents regarding capital expenditures.

“Permitted Share Repurchase” means the redemption, purchase, or other acquisition or retirement for value of any equity interests of Borrowers, provided, that, each of the following conditions has been satisfied at the time of and after giving effect to such repurchase, as determined by Bank in its reasonable discretion:

(a) the aggregate value of all equity interests of Borrowers repurchased during the immediately preceding 12 month period does not exceed $1,000,000;

(b) no Default or Event of Default exists;

(c) each Borrower is Solvent;

(d) the repurchase is consummated in accordance with applicable law; and

(e) Availability during the 90 day period immediately preceding the repurchase date and on such repurchase date and after giving pro forma effect to such repurchase is not less than $5,000,000.

“Person” means any natural person, corporation, unincorporated organization, trust, joint-stock company, joint venture, association, company, limited or general partnership, any government or any agency or political subdivision of any government, or any other entity or organization.

“Prime Rate” means that rate announced by Bank from time to time as its prime rate and is one of several interest rate bases used by Bank. Bank lends at rates both above and below Bank’s Prime Rate, and Borrowers acknowledge that Bank’s Prime Rate is not represented or intended to be the lowest or most favorable rate of interest offered by Bank.

“Prime Rate Loans” means a Loan, or portion thereof, during any period in which it bears interest at a rate based upon the Prime Rate.

“Projections” means Borrowers’ forecasted consolidated and consolidating (i) balance sheets, (ii) profit and loss statements, (iii) cash flow statements, (iv) forecasts of Availability under the Revolver Commitment, and (v) capitalization statements, all prepared on a month by month basis and on a consistent basis with Borrowers’ historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

“Properly Contested” means, in the case of any Debt (including any taxes) that is not paid as and when due or payable by reason of such obligor’s bona fide dispute concerning its liability to pay same or concerning the amount thereof, (i) such Debt is being properly contested in good faith by appropriate proceedings promptly instituted and diligently conducted; (ii) such obligor has established appropriate reserves as shall be required in conformity with GAAP; (iii) the non-payment of such Debt will not have a Material Adverse Effect and will not result in a forfeiture of any assets of such obligor; (iv) no Lien is imposed upon any of such obligor’s assets with respect to such Debt unless such Lien is at all times junior and subordinate in priority to the Liens in favor of Bank (except only with respect to property taxes that have priority as a matter of applicable state law) and enforcement of such Lien is stayed during the period prior to the final resolution or disposition of such dispute; (v) if the Debt results from, or is determined by the entry, rendition or issuance against an obligor or any of its assets of a judgment, writ, order or decree, enforcement of such judgment, writ, order or decree is stayed pending a timely appeal or other judicial review; and (vi) if such contest is abandoned, settled or determined adversely (in whole or in part) to such obligor, such obligor forthwith pays such Debt and all penalties, interest and other amounts due in connection therewith.

“Purchase Money Debt” means and includes (i) Debt (other than the Indebtedness) for the payment of all or any part of the purchase price of any Equipment or other fixed assets of a Borrower, (ii) any Debt (other than the Indebtedness) incurred at the time of or within twenty (20) days prior to or after the acquisition of any Equipment or other fixed assets of a Borrower for the purpose of financing all or any part of the purchase price thereof, and (iii) any renewals, extensions or refinancings (but not any increases in the principal amounts) thereof outstanding at the time.

“Purchase Money Lien” means a Lien upon Equipment or other fixed assets of a Borrower which secures Purchase Money Debt, but only if such Lien shall at all times be confined solely to the fixed assets acquired through the incurrence of the Purchase Money Debt secured by such Lien and such Lien constitutes a purchase money security interest under the Code.

“Real Property” means any and all real property and improvements and buildings thereon owned by a Borrower or a Subsidiary or in which any Borrower or any Subsidiary has an interest, including Borrowers’ real property located in East Hampton, Massachusetts, Westfield, North Carolina, and Slater, South Carolina.

“Regulated Materials” means any hazardous, toxic or dangerous waste, substance or material, the generation, handling, storage, disposal, treatment or emission of which is subject to any Environmental Law.

“Required Pension Liability Payments” means during any Fiscal Year, in addition to the contributions required to be made by Borrowers to Borrowers’ Pension Plans, the contributions of additional cash payments to the Underfunded Pension Plans to the extent required by the Pension Benefit Guaranty Corporation.

“Reserves” means the Minimum Excess Collateral Availability Reserve and such other reserves that may be established by Bank at any time and from time to time in Bank’s reasonable discretion without prior notice to Borrowers, to reserve against Borrowers’ obligations to Bank or its Affiliates or any other obligations by Borrowers, whether direct or contingent.

“Restricted Distribution” by any Person means (i) the retirement, redemption, purchase, or other acquisition or retirement for value of any equity interests (except interests acquired on the conversion thereof into other equity interests of such Person) issued by such Person, (ii) the declaration or payment of any dividend or distribution in cash or property on or with respect to any such equity interests (other than dividends payable solely in shares of its capital stock or other equity interests), (iii) any investment by such Person in the holder of any such equity interests, and (iv) any other payment by such Person in respect of such equity interests.

“Restricted Payment” means (i) any redemption or prepayment or other retirement, prior to the stated maturity thereof or prior to the due date of any regularly scheduled installment or amortization payment with respect thereto, of any Debt (other than the Loans) or any payment of any subordinated debt other than in accordance with the terms thereof and hereof, (ii) the payment by any Person of the principal amount of or interest on any Debt (other than trade debt) (other than trade accounts payable and employee compensation in the ordinary course of business, consistent with past practices) owing to an Affiliate of such Person and (iii) the payment of any management, consulting or similar fee by any Person to any Affiliate of such Person.

“Revolver Commitment” means the commitment of Bank to make Revolver Loans in accordance with the provisions of Section 2.1 hereof in an aggregate amount not to exceed $25,000,000 at any one time.

“Revolver Loan” means a loan made by Bank as provided in Section 2.1 hereof.

“Revolver Note” has the meaning set forth in Section 2.2 hereof.

“Security Agreement” means this Agreement as it relates to a security interest in the Collateral, and any other mortgage instrument, security agreement or similar instrument now or hereafter executed by any Borrower or other Person granting Bank a security interest in any Collateral to secure the Indebtedness.

“Solvent” means, as to any Person, that such Person has capital sufficient to carry on its business and transactions in which it is currently engaged and all business and transactions in which it is about to engage, is able to pay its debts as they mature, and has assets having a fair valuation greater than its liabilities, at fair valuation.

“Subsidiary” means any corporation, partnership or other entity in which a Borrower, directly or indirectly, owns more than ten percent (10%) of the stock, capital or income interests, or other beneficial interests, or which is effectively controlled by such Person.

“Supporting Obligation” has the meaning set forth in the Code.

“Tangible Chattel Paper” has the meaning set forth in the Code.

“Term” means the period from and including the Closing Date to but not including the Termination Date.

“Termination Date” means the earliest of (i) April 30, 2007, (ii) the date on which Borrowers terminate this Agreement and the Commitments pursuant to Section 2.13 hereof, and (iii) the date on which Bank terminates the Commitments pursuant to Section 8.2(a) hereof.

“Underfunded Pension Plans” means the Retirement Pension Plan for Employees of JPS Industries, Inc.

1.2. Financial Terms. All financial terms used herein shall have the meanings assigned to them under GAAP unless another meaning shall be specified.

2.	The Credit Facilities.

2.1. Revolver Commitment. Bank agrees, on the terms and conditions set forth in this Agreement, to make Revolver Loans to and to issue letters of credit on behalf of Borrowers from time to time during the Term in amounts such that the aggregate principal amount of Revolver Loans and the face amount of any letters of credit issued by Bank on behalf of Borrowers at any one time outstanding will not exceed the lesser of (i) the Revolver Commitment and (ii) the Borrowing Base. Notwithstanding the foregoing, the aggregate amount of the Revolver Loans and letters of credit issued by Bank on behalf of Borrowers from time to time shall be subject to any Reserves that Bank in its reasonable discretion may deem proper and/or necessary under the Borrowing Base. Within the foregoing limit, Borrowers may borrow, prepay and reborrow Revolver Loans at any time during the Term.

2.2. Revolver Note. Borrowers shall execute and deliver to Bank, on the Closing Date, a promissory note substantially in the form of Annex A attached hereto and made a part hereof (the “Revolver Note”), which Revolver Note, in addition to the records of Bank, shall evidence the Revolver Loans and interest accruing thereon. All outstanding principal amounts and accrued interest under the Revolver Note shall be due and payable in accordance with the terms of the Revolver Note and this Agreement.

2.3. Collections Account.

(a) All payments on Accounts and other Collateral shall be forwarded on each Business Day to the Collections Account, and Borrowers shall maintain a lockbox under the control of Bank to which all Account Debtors shall forward payments on the Accounts. Borrowers shall pay all of Bank’s standard fees and charges in connection with such lockbox arrangement (if any) and Collections Account as such fees and charges may change from time to time. Borrowers shall notify Account Debtors on the Accounts to forward payments on the Accounts to the lockbox; provided, however, that Bank shall have the right (with the prior permission of Borrowers unless an Event of Default exists) to directly contact Account Debtors at any time to ensure that payments on the Accounts are directed to the lockbox. All payment items received by Borrowers on Accounts and sale of Inventory and other Collateral shall be held by Borrowers in trust for Bank and not commingled with Borrowers’ funds and shall be deposited promptly by Borrowers to the Collections Account. All such items shall be the exclusive property of Bank upon the earlier of the receipt thereof by Bank or by Borrowers. Each Borrower hereby grants to Bank a security interest in and lien upon all items and balances held in the lockbox and the Collections Account as collateral for the Indebtedness. If Borrowers shall maintain any depository accounts at a financial institution other than Bank, then, at the request of Bank, Borrowers shall execute and deliver, and shall cause such financial institution to execute and deliver, to Bank, a deposit account control agreement, in form and substance satisfactory in all respects to Bank, that provides Bank with exclusive control over such account and that requires such financial institution to wire transfer to Bank all proceeds of Collateral.

(b) Each Borrower hereby irrevocably appoints Bank (and any duly authorized Person designated by Bank) as such Borrower’s attorney-in-fact to endorse such Borrower’s name on any checks, drafts, money orders or other media of payment which come into Bank’s possession or control; this power being coupled with an interest is irrevocable so long as any of the Indebtedness (or Commitment therefor) remains outstanding. Such endorsement by Bank under power of attorney shall, for all purposes, be deemed to have been made by Borrowers (prior to any subsequent endorsement by Bank) in negotiation of the item.

(c) Payment items received into the Collections Account shall be applied by Bank on account of the Revolver Loans the day after deposited by Borrowers, subject to chargebacks for uncollected payment items. No payment item received by Bank shall constitute payment to Bank until such item is actually collected by Bank and credited to the Collections Account; provided, however, Bank shall have the right to charge back to the Collections Account (or any other account of any Borrower maintained at Bank) any item which is returned for inability to collect, plus accrued interest during the period of Bank’s provisional credit for such item prior to receiving notice of dishonor.

2.4. Manner of Borrowing and Funding Revolver Loans.

(a) Bank, in its discretion, may require from Borrowers a signed written request for a Revolver Loan in the form of Annex B attached hereto (a “Notice of Borrowing”), which request shall be irrevocable and shall be delivered to Bank no later than 12:00 noon (local time in Atlanta, Georgia) on the date of the requested Revolver Loan, and shall specify the date (which shall be a Business Day), the amount of the proposed Revolver Loan and whether the proposed Revolver Loan will be a Prime Rate Loan or a LIBOR Loan (and to the extent not specified, it shall be deemed to be a request for a LIBOR Loan) and provide such other information as Bank may require. Bank’s acceptance of such a request shall be indicated by its making the Revolver Loan requested. Such a Revolver Loan shall be made available to Borrowers in immediately available funds at Bank’s address referred to in Section 10.4. The Revolver Loans made by Bank on the Closing Date shall each be in excess of $250,000. Borrowers may not request any LIBOR Loans if a Default or Event of Default exists.

(b) Unless payment is otherwise timely made by Borrowers, the becoming due of any amount required to be paid with respect to any of the Indebtedness (whether as principal, accrued interest, fees or other charges owed to Bank or any Affiliate of Bank) shall be deemed irrevocably to be a request (without the requirement for the submission of a Notice of Borrowing) for Revolver Loans on the due date of, and in an aggregate amount required to pay, such Indebtedness, and Bank may disburse the proceeds of such Revolver Loans by way of direct payment of the relevant Indebtedness and such Revolver Loans shall bear interest as LIBOR Loans. Bank shall have no obligation to Borrowers to honor any deemed request for a Revolver Loan after the Termination Date or when the principal amount of such Revolver Loan, when added to the aggregate outstanding principal amount of all Revolver Loans and the aggregate face amount of all outstanding letters of credit issued by Bank on behalf of Borrowers, would exceed the lesser of the Revolver Commitment and the Borrowing Base at such time or when any condition precedent in Section 3.2 hereof is not satisfied, but may do so in its discretion and without regard to the existence of, and without being deemed to have waived, any Default or Event of Default.

(c) If any Borrower elects to establish a Disbursement Account with Bank or any Affiliate of Bank, then the presentation for payment of any check or other item of payment drawn on the Disbursement Account at a time when there are insufficient funds in such account to cover such item shall be deemed irrevocably to be a request (without any requirement for the submission of a Notice of Borrowing) for Revolver Loans on the date of such presentation in an amount equal to the aggregate amount of the items presented for payment, and Bank may disburse the proceeds of such Revolver Loans to the Disbursement Account and such Revolver Loans shall bear interest as LIBOR Loans. Bank shall not have any obligation to honor any deemed request for a Revolver Loan after the Termination Date or when the principal amount of such Revolver Loan, when added to the aggregate outstanding principal amount of all Revolver Loans and the aggregate face amount of all outstanding letters of credit issued by Bank on behalf of Borrowers, would exceed the lesser of the Revolver Commitment and the Borrowing Base at such time or when any condition precedent in Section 3.2 hereof is not satisfied, but may do so in its discretion and without regard to the existence of, and without being deemed to have waived, any Default or Event of Default.

(d) Notwithstanding the foregoing, Bank may, in its sole and absolute discretion, make or permit to remain outstanding Revolver Loans in excess of the Borrowing Base, and all such amounts shall (i) be part of the Indebtedness evidenced by the Revolver Note, (ii) bear interest as provided herein, (iii) be payable upon demand by Bank, and (iv) be entitled to all rights and security as provided under the Loan Documents.

2.5. Repayment of Revolver Loans.

(a) Repayment of Principal. The outstanding principal amount of the Revolver Loans shall be repaid immediately upon (i) each receipt by Bank or Borrowers of any proceeds of any Collateral consisting of Accounts or Inventory, to the extent of such proceeds, and (ii) the Termination Date. Unless otherwise specified by Borrowers, all principal repayments of Revolver Loans shall be applied by Bank first to outstanding Prime Rate Loans and then to any outstanding LIBOR Loans.

(b) Payment of Interest. Interest accrued on the Revolver Loans shall be due and payable on (i) the first calendar day of each month (for the immediately preceding month), computed through the last calendar day of the preceding month, with respect to any Revolver Loan (whether a Prime Rate Loan or LIBOR Loan), and (ii) the Termination Date.

2.6. Payment of Other Indebtedness. The balance of the Indebtedness requiring the payment of money shall be repaid by Borrowers to Bank as and when provided in the relevant Loan Documents, or, if no date of payment is otherwise specified in the Loan Documents, on demand; provided, that if any Indebtedness is evidenced by agreements other than the Loan Documents, then the terms of such other agreements shall govern the payment of such Indebtedness.

2.7. Additional Payment Provisions.

(a) Bank may debit the Disbursement Account, the Collections Account or any other account maintained by Borrowers at Bank and/or make Revolver Loans to Borrowers (whether or not in excess of the lesser of the Revolver Commitment and the Borrowing Base) and apply such amounts to the payment of interest, fees, expenses and other amounts to which Bank may be entitled from time to time and Bank is hereby irrevocably authorized to do so without the consent of Borrowers.

(b) Borrowers shall make each payment of principal of and interest on the Loans and fees hereunder not later than 12:00 noon (local time in Atlanta, Georgia) on the date when due, without set off, counterclaim or other deduction, in immediately available funds to Bank at its address referred to in Section 10.4. Whenever any payment of principal of, or interest on, the Loans or of fees shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

(c) Any prepayment shall not affect Borrowers’ obligation to continue making payments under any swap agreement (as defined in 11 U.S.C. § 101), which shall remain in full force and effect notwithstanding such prepayment, subject to the terms of such swap agreement.

2.8. Default Rate. Any payments due hereunder or under any of the other Loan Documents that are not made as and when due shall bear interest from the date due until paid at the Default Rate.

2.9. Calculation of Interest and Fees. All fees and other charges provided for in this Agreement that are calculated as a per annum percentage of any amount and all interest shall be calculated daily and shall be computed on the actual number of days elapsed over a year of 360 days.

2.10. Letters of Credit.

(a) At its discretion Bank may from time to time issue, extend or renew letters of credit for the account of Borrowers or their Subsidiaries; provided, that, the aggregate face amount of letters of credit issued by Bank which are outstanding at any one time shall not exceed $1,000,000. The availability of Revolver Loans under the Revolver Commitment shall be reduced by outstanding obligations of Bank under any letters of credit. All payments made by Bank under any such letters of credit (whether or not a Borrower is the account party or drawer) and all fees, commissions, discounts and other amounts owed or to be owed to Bank in connection therewith, shall be deemed to be Revolver Loans under the Revolver Note, shall be secured by the Collateral, and shall be repaid on demand. Borrowers shall complete and sign such applications and supplemental agreements and provide such other documentation as Bank may require. The form and substance of all letters of credit, including expiration dates, shall be subject to Bank’s approval. Bank may charge its standard fee or commission for issuance, renewal or extension of a letter of credit. Each Borrower unconditionally guarantees all obligations of any Subsidiary with respect to letters of credit issued by Bank for the account of such Subsidiary. Upon a Default, Borrowers shall, on demand, deliver to Bank good funds equal to 105% of Bank’s maximum liability under all outstanding letters of credit, to be held as cash Collateral for Borrowers’ reimbursement obligations and other Indebtedness. Each letter of credit issued by Bank on the Closing Date shall be for an amount in Dollars that is greater than $250,000.

(b) Any letter of credit issued hereunder shall be governed, as applicable, by the Uniform Customs and Practice for Documentary Credits of the International Chamber of Commerce (“ICC”), Publication No. 500 or any subsequent revision or restatement thereof adopted by the ICC and in use by Bank or the International Standby Practices, ICC Publication No. 590 or any subsequent revision or restatement thereof adopted by the ICC and in use by Bank, except to the extent that the terms of such publication would limit or diminish rights granted to Bank hereunder or in any other Loan Document.

2.11. Interest and Fees.

(a) Borrowers jointly and severally agree to pay interest in respect of all unpaid principal amounts of the Loans from the respective dates such principal amounts are advanced until paid (whether at stated maturity, on acceleration or otherwise) at a rate per annum equal to the applicable rate indicated below:

(i) for Loans made or outstanding as Prime Rate Loans, the Applicable Margin in effect from time to time for such Prime Rate Loans plus the Prime Rate in effect from time to time; or

(ii) for Loans made or outstanding as LIBOR Loans, the Applicable Margin in effect from time to time for such LIBOR Loans plus the LIBOR Rate in effect from time to time.

The Prime Rate on the date hereof is 4% per annum and, therefore, the rate of interest in effect hereunder on the date hereof, expressed in simple interest terms, is 4% per annum with respect to any Revolver Loan that constitutes a Prime Rate Loan.

(c) Borrowers jointly and severally shall pay to Bank a commitment fee for each day at a rate per annum equal to the product of (i) 0.125% multiplied by (ii) the difference between (A) the Revolver Commitment and (B) the aggregate outstanding amount of Revolver Loans on such day, payable monthly on the first day of each calendar month with respect to the immediately preceding calendar month.

(d) Borrowers jointly and severally shall pay to Bank, at such times as Bank shall require, Bank’s standard fees in connections with standby and documentary letters of credit, as in effect from time to time, and with respect to standby and documentary letters of credit, at the time of issuance of each standby and documentary letter of credit, a fee equal to 0.75% per annum on the face amount of the standby or documentary letter of credit for the period of time the standby or documentary letter of credit will be outstanding.

2.12. Statement of Account. If Bank provides Borrowers with a statement of account on a periodic basis, such statement will be presumed complete and accurate and will be definitive and binding on Borrowers, unless objected to with specificity by Borrowers in writing within forty-five (45) days after receipt.

2.13. Termination. Upon at least thirty (30) days’ prior written notice to Bank, Borrowers may, at their option, terminate this Agreement and the Commitments; provided, however, no such termination by Borrowers shall be effective until the full, final and indefeasible payment of the Indebtedness in cash or immediately available funds which, in the case of any Indebtedness consisting of contingent obligations under letters of credit issued by Bank for the account of Borrowers, shall not be deemed to have occurred unless and until Bank has received either cash or a direct pay letter of credit naming Bank as beneficiary and in form and substance, and from an issuing bank, acceptable to Bank, in an amount not less than 105% of the aggregate amount of all such contingent obligations. Any notice of termination given by Borrowers shall be irrevocable unless Bank otherwise agrees in writing. Borrowers may elect to terminate the Commitments in their entirety only. No section of this Agreement or type of Loan available hereunder may be terminated by Borrowers singly. Bank may terminate this Agreement and the Commitments at any time, without notice, upon or after the occurrence of a Default or Event of Default.

2.14. All Loans to Constitute One Obligation. The Loans shall constitute one general obligation of Borrowers and (unless otherwise expressly provided in any Loan Document) shall be secured by Bank’s Lien upon all of the Collateral.

2.15. Termination. Nature and Extent of Each Borrower’s Liability.

2.15.1. Joint and Several Liability. Each Borrower shall be liable for, on a joint and several basis, and hereby guarantees the timely payment by Borrowers of, all of the Loans and other Indebtedness, regardless of which Borrower actually may have received the proceeds of any Loans or other extensions of credit hereunder or the amount of such Loans received or the manner in which Bank accounts for such Loans or other extensions of credit on its books and records, it being acknowledged and agreed that Loans to any Borrower inure to the mutual benefit of all Borrowers and that Bank is relying on the joint and several liability of Borrowers in extending the Loans and other financial accommodations hereunder. Each Borrower hereby unconditionally and irrevocably agrees that upon default in the payment when due (whether at stated maturity, by acceleration or otherwise) of any principal of, or interest owed on, any of the Loans or other Indebtedness, such Borrower shall forthwith pay the same, without notice or demand.

2.15.2. Unconditional Nature of Liability. Each Borrower’s joint and several liability hereunder with respect to, and guaranty of, the Loans and other Indebtedness shall, to the fullest extent permitted by applicable law, be unconditional irrespective of (i) the validity, enforceability, avoidance or subordination of any of the Indebtedness or of any promissory note or other document evidencing all or any part of the Indebtedness, (ii) the absence of any attempt to collect any of the Indebtedness from any other obligor or any Collateral or other security therefor, or the absence of any other action to enforce the same, (iii) the waiver, consent, extension, forbearance or granting of any indulgence by Bank with respect to any of the Indebtedness or any Instrument or agreement evidencing or securing the payment of any of the Indebtedness, or any other agreement now or hereafter executed by any other Borrower and delivered to Bank, (iv) the failure by Bank to take any steps to perfect or maintain the perfected status of its security interest in or Lien upon, or to preserve its rights to, any of the Collateral or other security for the payment or performance of any of the Indebtedness, or Bank’s release of any Collateral or of its Liens upon any Collateral, (v) Bank’s election, in any proceeding instituted under the Bankruptcy Code, for the application of Section 1111(b)(2) of the Bankruptcy Code, (vi) any borrowing or grant of a security interest by any other Borrower, as debtor-in-possession under Section 364 of the Bankruptcy Code, (vii) the release or compromise, in whole or in part, of the liability of any Borrower, any Guarantor or any other obligor for the payment of any of the Indebtedness, (viii) any amendment or modification of any of the Loan Documents or waiver of any Default or Event of Default thereunder, (ix) any increase in the amount of the Indebtedness beyond any limits imposed herein or in the amount of any interest, fees or other charges payable in connection therewith, or any decrease in the same, (x) the disallowance of all or any portion of Bank’s claims for the repayment of any of the Indebtedness under Section 502 of the Bankruptcy Code, or (xi) any other circumstance that might constitute a legal or equitable discharge or defense of any Borrower, any Guarantor or any other obligor. At any time an Event of Default exists, Bank may proceed directly and at once, without notice to any Borrower, any Guarantor or any other obligor, against any Borrower, any Guarantor or any other obligor to collect and recover all or any part of the Indebtedness, without first proceeding against any other Borrower, Guarantor or other obligor or against any Collateral or other security for the payment or performance of any of the Indebtedness, and each Borrower waives any provision that might otherwise require any Bank under applicable law to pursue or exhaust its remedies against any Collateral or any Borrower, any Guarantor or any other obligor before pursuing such Borrower, such Guarantor or such other obligor. Each Borrower consents and agrees that Bank shall be under no obligation to marshal any assets in favor of any Borrower, any Guarantor or any other obligor or against or in payment of any or all of the Indebtedness.

2.15.3. No Reduction in Liability for Indebtedness. No payment or payments made by a Borrower, Guarantor or other obligor or received or collected by Bank from a Borrower or any other Person by virtue of any action or proceeding or any setoff or appropriation or application at any time or from time to time in reduction of or in payment of the Indebtedness shall be deemed to modify, reduce, release or otherwise affect the liability of any Borrower under this Agreement, each of which shall remain jointly and severally liable for the payment and performance of all Loans and other Indebtedness until the Indebtedness is paid in full and the Commitments are terminated.

2.15.4. Contribution. Each Borrower is unconditionally obligated to repay the Indebtedness as a joint and several obligor under this Agreement. If, as of any date, the aggregate amount of payments made by a Borrower on account of the Indebtedness and proceeds of such Borrower’s Collateral that are applied to the Indebtedness exceeds the aggregate amount of Loan proceeds actually used by such Borrower in its business (such excess amount being referred to as an “Accommodation Payment”), then each other Borrower (each such Borrower being referred to as a “Contributing Borrower”) shall be obligated to make contribution to such Borrower (the “Paying Borrower”) in an amount equal to (A) the product derived by multiplying the sum of each Accommodation Payment of each Borrower by the Allocable Percentage of the Borrower from whom contribution is sought less (B) the amount, if any, of the then outstanding Accommodation Payment of such Contributing Borrower (such last mentioned amount which is to be subtracted from the aforesaid product to be increased by any amounts theretofore paid by such Contributing Borrower by way of contribution hereunder, and to be decreased by any amounts theretofore received by such Contributing Borrower by way of contribution hereunder); provided, however, that a Paying Borrower’s recovery of contribution hereunder from each other Borrower shall be limited to that amount paid by the Paying Borrower in excess of its Allocable Percentage of all Accommodation Payments then outstanding of Borrowers. As used herein, the term “Allocable Percentage” shall mean, on any date of determinations thereof, a fraction the denominator of which shall be equal to the number of Borrowers who are parties to this Agreement on such date and the numerator of which shall be 1; provided, however, that such percentages shall be modified in the event that contribution from a Borrower is not possible by reason of insolvency, bankruptcy or otherwise by reducing such Borrower’s Allocable Percentage equitably and by adjusting the Allocable Percentage of each other Borrower proportionately so that the Allocable Percentages of Borrowers at all times equals 100%.

2.15.5. Subordination. Each Borrower hereby subordinates any claims, including any right of payment, subrogation, contribution and indemnity, that it may have from or against any Borrower, any Guarantor or any other obligor, and any successor or assign of any other Borrower, any Guarantor or other obligor, including any trustee, receiver or debtor-in-possession, howsoever arising, due or owing or whether heretofore, now or hereafter existing, to the payment in full of all of the Indebtedness.

3.	Conditions Precedent to Extensions of Credit.

3.1. Conditions Precedent to Initial Loans. In addition to any other requirement set forth in this Agreement, Bank shall not be required to fund any Loan or make any other extension of credit hereunder unless and until the following conditions shall have been satisfied, in the sole opinion of Bank and its counsel:

(a) Loan Documents. Each Borrower and each other party to any Loan Document, as applicable, shall have executed and delivered this Agreement, the Notes, and other required Loan Documents, all in form and substance satisfactory to Bank.

(b) Supporting Documents. Each Borrower shall cause to be delivered to Bank the following documents:

(i) A copy of the governing instruments of each Borrower and good standing certificates of each Borrower, certified by the appropriate official of their respective states of incorporation and each state in which such Borrower or is qualified to do business;

(ii) Incumbency certificate and certified resolutions of the board of directors (or other appropriate governing body) of each Borrower executing any Loan Documents, signed by the Secretary or another authorized officer of each Borrower or such other Person, authorizing the execution, delivery and performance of the Loan Documents;

(iii) The legal opinion of Borrowers’ and any Guarantor’s legal counsel addressed to Bank regarding such matters as Bank and its counsel may request;

(iv) A satisfactory Borrowing Base Certificate duly completed by Borrowers, together with all supporting statements, schedules and reconciliations as required by Bank;

(v) UCC-11 searches and other Lien searches showing no existing security interests in or Liens on the Collateral other than Permitted Liens; and

(vi) Any lien waivers requested by Bank pursuant to Section 5.13(c) hereof.

(c) Insurance. Borrowers shall have delivered to Bank satisfactory evidence of insurance meeting the requirements of Section 5.3.

(d) Perfection of Liens. UCC-1 financing statements and, if applicable, certificates of title covering the Collateral shall duly have been recorded or filed in the manner and places required by law to establish, preserve, protect and perfect the interests and rights created or intended to be created by the Security Agreement; and all taxes, fees and other charges in connection with the execution, delivery and filing of the Security Agreement and the financing statements shall duly have been paid.

(e) Subordinations. Bank shall have received subordinations satisfactory to it from (i) all lessors that might have landlord’s Liens on any Collateral and (ii) all Guarantors and Affiliates as required by Section 5.9.

(f) Additional Documents. Borrowers shall have delivered to Bank all additional opinions, documents, certificates and other assurances that Bank or its counsel may require.

(g) Payment of Fees. Borrowers shall have paid all fees, costs and expenses which are required by the Loan Documents to be paid on or prior to the Closing Date.

3.2. Conditions Precedent to Each Loan or Letter of Credit. In addition to any other requirement set forth in this Agreement, Bank shall not be required to fund any Loan or make any other extension of credit hereunder unless and until the following conditions shall have been satisfied, in the sole opinion of Bank and its counsel, and each request or deemed request by Borrowers for any Loan or other extension of credit shall be deemed to be a representation that all such conditions have been satisfied:

(a) No Default. No Default shall have occurred and be continuing or could occur upon the making of the Revolver Loan in question and, if Borrowers are required to deliver a written Notice of Borrowing, Borrowers shall have delivered to Bank an officer’s certificate to such effect, which may be incorporated in the Notice of Borrowing.

(b) Correctness of Representations. All representations and warranties made by any Borrower and any Guarantor herein or otherwise in writing in connection herewith shall be true and correct in all material respects with the same effect as though the representations and warranties had been made on and as of the date of the proposed Revolver Loan, and, if Borrowers are required to deliver a written Notice of Borrowing, Borrowers shall have delivered to Bank an officer’s certificate to such effect, which may be incorporated in the Notice of Borrowing.

(c) No Adverse Change. There shall have been no change which could have a Material Adverse Effect on any Borrower, any Subsidiary or any Guarantor since the date of the most recent financial statements of such Person delivered to Bank from time to time.

(d) Limitations Not Exceeded. No proposed Revolver Loan or letter of credit will cause the aggregate outstanding principal balance of Revolver Loans and the aggregate face amount of all outstanding letters of credit to exceed the lesser of the Revolver Commitment and the Borrowing Base.

(e) No Termination. Bank shall (i) have timely received all financial information from all Guarantors as required under the Loan Documents, and (ii) not have received notice from any Guarantor or any surety terminating or repudiating such Person’s guaranty of the Indebtedness incurred by Borrowers.

(f) Further Assurances. Borrowers shall have delivered such further documentation or assurances as Bank may reasonably require.

4. Representations and Warranties. In order to induce Bank to enter into this Agreement and to make the Loans and other extensions of credit provided for herein, each Borrower makes the following representations and warranties, all of which shall survive the execution and delivery of the Loan Documents. Unless otherwise specified, such representations and warranties shall be deemed made as of the date hereof and as of the date of any Loan or other extension of credit by Bank to Borrowers:

4.1. Valid Existence and Power. Each Borrower and each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and is duly qualified or licensed to transact business in all places where the failure to be so qualified would have a Material Adverse Effect on it. Each Borrower and each other Person which is a party to any Loan Document (other than Bank) has the power to make and perform the Loan Documents executed by it and all such instruments will constitute the legal, valid and binding obligations of such Person, enforceable in accordance with their respective terms, subject only to bankruptcy and similar laws affecting creditors’ rights generally. Each Borrower is organized under the laws of the State of Delaware and has not changed the jurisdiction of its organization within the five years preceding the date hereof except as previously reported to Bank.

4.2. Authority. The execution, delivery and performance of each Loan Document by each Borrower and each other Person (other than Bank) executing any Loan Document have been duly authorized by all necessary action of such Person, and do not and will not violate any provision of law or regulation, or any writ, order or decree of any court or governmental or regulatory authority or agency or any provision of the governing instruments of such Person, and do not and will not, with the passage of time or the giving of notice, result in a breach of, or constitute a default or require any consent under, or result in the creation of any Lien upon any property or assets of such Person pursuant to, any law, regulation, instrument or agreement to which any such Person is a party or by which any such Person or its respective properties may be subject, bound or affected.

4.3. Financial Condition. Other than as disclosed or reserved for in financial statements delivered on or prior to the date hereof to Bank, no Borrower nor any Subsidiary nor (to the knowledge of any Borrower) any Guarantor has any direct or contingent obligations or liabilities (including any guarantees or leases) or any material unrealized or anticipated losses from any commitments of such Person except with respect to (i) the Underfunded Pension Plans and (ii) as described on Exhibit 4.3 (if any). All such financial statements have been prepared in accordance with GAAP and fairly present the financial condition of Borrowers, Subsidiaries or Guarantors, as the case may be, as of the date thereof. No Borrower is aware of any material adverse fact concerning the conditions or future prospects of any Borrower or any Subsidiary or any Guarantor which has not been fully disclosed to Bank, including any adverse change in the operations or financial condition of such Person since the date of the most recent financial statements delivered to Bank. Each Borrower is Solvent, and after consummation of the transactions set forth in this Agreement and the other Loan Documents, each Borrower will be Solvent.

4.4. Litigation. Except as disclosed on Exhibit 4.4 (if any), there are no suits or proceedings pending, or to the knowledge of any Borrower threatened in writing, before any court or by or before any governmental or regulatory authority, commission, bureau or agency or public regulatory body against or affecting any Borrower, any Subsidiary or (to any Borrower’s knowledge) any Guarantor, or their assets, which if adversely determined would have a Material Adverse Effect on the financial condition or business of such Borrower, such Subsidiary or such Guarantor.

4.5. Agreements, Etc. No Borrower nor any Subsidiary is a party to any agreement or instrument or subject to any court order, governmental decree or any charter or other corporate restriction, adversely affecting its business, assets, operations or condition (financial or otherwise), nor is any such Person in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party, or any law, regulation, decree, order or the like.

4.6. Authorizations. All authorizations, consents, approvals and licenses required under applicable law or regulation for the ownership or operation of the property owned or operated by any Borrower or any Subsidiary or for the conduct of any business in which it is engaged have been duly issued and are in full force and effect, and it is not in default, nor has any event occurred which with the passage of time or the giving of notice, or both, would constitute a default, under any of the terms or provisions of any part thereof, or under any order, decree, ruling, regulation, closing agreement or other decision or instrument of any governmental commission, bureau or other administrative agency or public regulatory body having jurisdiction over such Person, which default would have a Material Adverse Effect on such Person. Except as noted herein, no approval, consent or authorization of, or filing or registration with, any governmental commission, bureau or other regulatory authority or agency is required with respect to the execution, delivery or performance of any Loan Document.

4.7. Title. Each Borrower and each Subsidiary has good title to all of the assets shown in its financial statements free and clear of all Liens, except Permitted Liens. Each Borrower has full ownership rights in all of its Collateral.

4.8. Collateral. The security interests granted to Bank herein and pursuant to any other Security Agreement (a) constitute and, as to subsequently acquired property included in the Collateral covered by the Security Agreement, will constitute, security interests under the Code entitled to all of the rights, benefits and priorities (subject only to Permitted Liens) provided by the Code and (b) are, and as to such subsequently acquired Collateral will be, fully perfected, superior and prior to the rights of all third persons, now existing or hereafter arising, subject only to Permitted Liens. All of the Collateral is intended for use solely in Borrowers’ business.

4.9. Jurisdiction of Organization; Location. The jurisdictions in which Borrowers are organized, existing and in good standing, the chief executive office of each Borrower where such Borrower’s business records are located, all of Borrowers’ other places of business and any other places where any Collateral is kept, are all correctly and completely indicated on Exhibit 4.9. The Collateral is located and shall at all times be kept and maintained only at Borrowers’ location or locations as described on Exhibit 4.9 herein, with the exception of Inventory which has been sold in the ordinary course of business. No such Collateral is attached or affixed to any real property so as to be classified as a fixture unless Bank has otherwise agreed in writing. No Borrower has changed its legal status or the jurisdiction in which it is organized or moved its chief executive office within the five (5) years preceding the date hereof.

4.10. Taxes. Each Borrower and each Subsidiary have filed all federal and state income and other tax returns which are required to be filed, and except to the extent being Properly Contested or in an amount of less than $10,000 in the aggregate, have paid all taxes as shown on said returns and all taxes, including withholding, FICA and ad valorem taxes, shown on all assessments received by it to the extent that such taxes have become due. No Borrower nor any Subsidiary is subject to any federal, state or local tax Liens nor has such Person received any notice of deficiency or other official notice to pay any taxes. Each Borrower and each Subsidiary have paid all sales and excise taxes payable by it.

4.11. Labor Law Matters. No goods or services have been or will be produced by any Borrower or any Subsidiary in violation of any applicable labor laws or regulations or any collective bargaining agreement or other labor agreements or in violation of any minimum wage, wage-and-hour or other similar laws or regulations, except where such violations would not have a Material Adverse Effect.

4.12. Accounts. Each Account, Instrument, Chattel Paper and other writing constituting any portion of the Collateral (a) is genuine and enforceable in accordance with its terms; (b) is not subject to any deduction or discount (other than as stated in the invoice and disclosed to Bank in writing), defense, set off, claim or counterclaim of a material nature against any Borrower except as to which such Borrower has notified Bank in writing; (c) is not subject to any other circumstances that would impair the validity, enforceability or amount of such Collateral except as to which such Borrower has notified Bank in writing; (d) arises from a bona fide sale of goods or delivery of services in the ordinary course and in accordance with the terms and conditions of any applicable purchase order, contract or agreement; (e) is free of all Liens other than Permitted Liens; and (f) is for a liquidated amount maturing as stated in the invoice therefor. Each Account included in any Borrowing Base Certificate, report or other document as an Eligible Account meets all the requirements of an Eligible Account set forth herein.

4.13. Judgment Liens. Except as set forth on Exhibit 4.13 hereof, no Borrower nor any Subsidiary, nor any of their assets, are subject to any unpaid judgments (whether or not stayed) or any judgment liens in any jurisdiction.

4.14. Subsidiaries. If any Borrower has any Subsidiaries, they are listed on Exhibit 4.14.

4.15. Environmental. Except (i) for minimal amounts of Regulated Materials used by a Borrower in the ordinary course of business, and (ii) as disclosed on Exhibit 4.15, no Borrower, nor to any Borrower’s knowledge any other previous owner or operator of any real property currently owned or operated by any Borrower, has generated, stored or disposed of any Regulated Material on any portion of such property, or transferred any Regulated Material from such property to any other location in violation of any applicable Environmental Laws. Except as disclosed on Exhibit 4.15, no Regulated Material has been generated, stored or disposed of on any portion of the real property currently owned or operated by any Borrower by any other Person, or is now located on such property. Except as disclosed on Exhibit 4.15, each Borrower is in full compliance with all applicable Environmental Laws and no Borrower has been notified of any action, suit, proceeding or investigation which calls into question compliance by any Borrower with any Environmental Laws or which seeks to suspend, revoke or terminate any license, permit or approval necessary for the generation, handling, storage, treatment or disposal of any Regulated Material.

4.16. ERISA. Except as disclosed on Exhibit 4.16, no Borrower nor any Subsidiary has any pension, profit-sharing or other benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Each Borrower has furnished to Bank true and complete copies of the latest annual report required to be filed pursuant to Section 104 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), with respect to each employee benefit plan or other plan maintained for employees of Borrower or any Subsidiary and covered by Title IV of ERISA (a “Plan”), and no Termination Event (as hereinafter defined) with respect to any Plan has occurred and is continuing. For the purposes of this Agreement, a “Termination Event” means a “reportable event” as defined in Section 4043(b) of ERISA, or the filing of a notice of intent to terminate under Section 4041 of ERISA. Except as disclosed on Exhibit 4.16, no Borrower nor any Subsidiary has any unfunded liability with respect to any such Plan.

4.17. Investment Company Act. No Borrower nor any Subsidiary is an “investment company” as defined in the Investment Company Act of 1940, as amended.

4.18. Names. Each Borrower currently conducts all business only under its legal name as set forth above in the introductory section of this Agreement. Except as disclosed on Exhibit 4.18, during the preceding five (5) years no Borrower has (i) been known as or used any other corporate, fictitious or trade name, (ii) been the surviving entity of a merger or consolidation or (iii) acquired all or substantially all of the assets of any Person.

4.19. Insider. No Borrower is, and no Person having “control” (as that term is defined in 12 U.S.C. § 375(b)(5) or in regulations promulgated pursuant thereto) of a Borrower is, an “executive officer,” “director,” or “principal shareholder” (as those terms are defined in 12 U.S.C. § 375(b) or in regulations promulgated pursuant thereto) of Bank, of a bank holding company of which Bank is a subsidiary, or of any subsidiary of a bank holding company of which Bank is a subsidiary.

4.20. Compliance with Covenants; No Default. Each Borrower is, and upon funding of the initial Loans on the Closing Date will be, in compliance with all of the covenants hereof. No Default has occurred, and the execution, delivery and performance of the Loan Documents and the funding of the initial Loans on the Closing Date will not cause a Default.

4.21. Full Disclosure. There is no material fact which is known or which should be known by any senior officer of any Borrower which could have a Material Adverse Effect. No Loan Document, nor any agreement, document, certificate or statement delivered by any Borrower to Bank, contains any untrue statement of a material fact or omits to state any material fact which is known or which should be known by any Borrower necessary to keep the other statements from being misleading.

4.22. Reserved.

4.23. Corporate Structure. As of the date hereof, Exhibit 4.23 hereto sets forth (i) the correct name of each Subsidiary, its jurisdiction of organization and the percentage of its equity interests having voting powers owned by each Person, (ii) the name of each Borrowers’ corporate or joint venture Affiliates and the nature of the affiliation, (iii) the number, nature and record holder of all outstanding equity interests of each Borrower and each of its Subsidiaries and (iv) the number of authorized and issued equity interests (and treasury shares) of Borrower and each Subsidiary. Each Borrower has good title to all of the shares it purports to own of the equity interests of each of its Subsidiaries, free and clear in each case of any Lien other than Permitted Liens. All such equity interests have been duly issued and are fully paid and non-assessable. Since the date of the last audited financial statements of Borrowers delivered to Bank, except as permitted by Section 6.3, no Borrower has made, or obligated itself to make, any dividends (other than stock dividends) or other distribution on or with respect to, or any purchase, redemption, retirement or other acquisition of, any equity interests of any Borrower. There are no outstanding options to purchase, or any rights or warrants to subscribe for, or any commitments or agreements to issue or sell, or any equity interests or obligations convertible into, or any powers of attorney relating to, equity interests of any Borrower or any of its Subsidiaries except stock options or grants provided by Borrowers to their officers, directors and employees from time to time in the ordinary course of business. Except as set forth on Exhibit 4.23 hereto, there are no outstanding agreements or instruments binding upon the holders of any Borrower’s equity interests relating to the ownership of its equity interests.

5. Affirmative Covenants of Borrower. Each Borrower covenants and agrees that from the date hereof and until payment in full of the Indebtedness and the formal termination of this Agreement, each Borrower and each Subsidiary:

5.1. Use of Revolver Loan Proceeds. Shall use the proceeds of Revolver Loans solely for one of the following purposes: (i) to pay any of the Indebtedness, and (ii) to make expenditures for other lawful corporate purposes of Borrowers to the extent such expenditures are not prohibited by this Agreement or applicable law, and upon demand by Bank, shall furnish Bank all evidence that it may reasonably require with respect to such uses.

5.2. Maintenance of Business and Properties. Shall at all times maintain, preserve and protect all Collateral and all the remainder of its material property used or useful in the conduct of its business, and keep the same in good repair, working order and condition (ordinary wear and tear excepted), and from time to time make, or cause to be made, all material needful and proper repairs, renewals, replacements, betterments and improvements thereto so that the business carried on in connection therewith may be conducted properly and in accordance with standards generally accepted in businesses of a similar type and size at all times, and maintain and keep in full force and effect all licenses and permits necessary to the proper conduct of its business.

5.3. Insurance. Shall maintain such liability insurance, workers’ compensation insurance, business interruption insurance and casualty insurance as may be required by law, customary and usual for prudent businesses in its industry or as may be reasonably required by Bank and shall insure and keep insured all Collateral and other properties in good and responsible insurance companies reasonably satisfactory to Bank. All hazard insurance covering Collateral shall be in amounts and shall contain co-insurance and deductible provisions reasonably acceptable to Bank, shall name and directly insure Bank as secured party, additional insured and lender’s loss payee, and shall not be terminable except upon thirty (30) days’ written notice to Bank. Borrowers shall furnish to Bank copies of all such policies.

5.4. Notice of Default. Shall provide to Bank immediate notice of (a) the occurrence of a Default and what action (if any) Borrowers are taking to correct the same, (b) any material litigation or material adverse changes in existing litigation or any judgment against it or its assets, (c) any material damage or loss to property, (d) any notice from taxing authorities as to claimed deficiencies or any tax lien or any notice relating to alleged ERISA violations, (e) any Reportable Event, as defined in ERISA, (f) any rejection, return, offset, dispute, loss or other circumstance having a Material Adverse Effect on any Collateral, (g) the cancellation or termination of, or any default under, any material agreement to which any Borrower is a party or by which any of its properties are bound, or any acceleration of the maturity of any Debt of any Borrower; and (h) any loss or threatened loss of material licenses or permits.

5.5. Inspections; Field Examinations; Appraisals. Shall permit inspections of the Collateral and the records pertaining thereto and verification of the Accounts by Bank or its agents or designees, during normal business hours and, so long as no Event of Default exists, following prior notice to Borrowers, and in such manner as may be reasonably required by Bank and shall further permit such inspections, reviews and field examinations of its other records and its properties (with such reasonable frequency and at such reasonable times as Bank may desire) by Bank or its agents or designees as Bank may deem necessary or desirable from time to time, but in no event fewer than two field examinations in any Loan Year. Additionally, if during any sixty (60) day period, the average amount of outstanding Revolver Loans during such period exceeds 120% of the average sum of the Accounts Formula Amount and the Inventory Formula Amount during such period, an appraisal of Borrowers’ Equipment, prepared by an appraiser satisfactory to Bank and engaged by and on behalf of Bank shall be required by Bank, and Borrowers shall reimburse Bank for the cost of such appraisal and any and all expenses in connection therewith. The cost of such field examinations, reviews, verifications, inspections and appraisals, including, without limitation, Bank’s per diem fees of $750 per person per day and reasonable out-of-pocket expenses shall be borne by Borrowers.; provided, however, that Borrowers shall be obligated to reimburse Bank for no more than two (2) field examinations per Fiscal Year unless (i) an Event of Default exists, in which event Borrowers shall reimburse Bank for the costs and expenses of all field examinations or (ii) Average Availability is less than $5,000,000 for a consecutive 180 day period, in which event Borrowers shall reimburse Bank for up to four (4) field examinations per Fiscal Year. Nothing contained herein shall prohibit Bank from conducting field examinations from time to time at its own expense.

5.6. Financial Information. Shall maintain books and records in accordance with GAAP and shall furnish to Bank the following periodic financial information:

(a) Periodic Borrowing Base Information. Not later than fifteen (15) days after the end of each month (or more frequently if required by Bank), a completed Borrowing Base Certificate prepared as of the last Business Day of the preceding month. All Borrowing Base Certificates shall be certified by the chief financial officer or president of Borrowing Agent to be accurate and complete and in compliance with the terms of the Loan Documents. Borrowers shall attach the following to each Borrowing Base Certificate prepared as of the last day of each month or more frequently at Bank’s request: (i) a report listing all Accounts and all Eligible Accounts of Borrowers as of such last day (an “Accounts Receivable Report”) which shall include the amount and age of each Account, the name and mailing address of each Account Debtor, and such other information as Bank may require in order to verify the Eligible Accounts, all in reasonable detail and in form acceptable to Bank, (ii) a report listing all Inventory and all Eligible Inventory of Borrowers as of such last day, the cost thereof, specifying raw materials, work-in-process, finished goods and all Inventory which has not been timely sold by Borrowers in the ordinary course of business, and such other information as Bank may require relating thereto, all in form acceptable to Bank (an “Inventory Report”), and (iii) a report reconciling (x) the Accounts and Inventory of Borrowers as set forth on the Accounts Receivable Report and the Inventory Report attached to the Borrowing Base Certificate to (y) the aggregate Accounts and Inventory set forth in the financial statements delivered to Bank pursuant to Section 5.6(b) (which shall be based upon Borrowers’ general ledger and verified by a physical Inventory count conducted no less frequently than annually and periodic cycle counts).

(b) Monthly Statements. Within thirty (30) days after the end of each month, a consolidated and consolidating balance sheet of Borrowers and their Subsidiaries at the end of that period, a consolidated and consolidating income statement for that period (and for the portion of the Fiscal Year ending with such period) and, if that period is the last month in any fiscal quarter of Borrowers, a consolidated and consolidating statement of cash flows for that period (and for the portion of the Fiscal Year ending with such period), together with all supporting schedules, setting forth in comparative form the figures for the same period of the preceding Fiscal Year, and certified by the chief financial officer of each Borrower as true and correct and fairly representing the financial condition of Borrowers and their Subsidiaries and that such statements are prepared in accordance with GAAP in all material respects, except without footnotes and subject to normal year-end audit adjustments;

(c) Quarterly Statements. Within forty-five (45) days after the end of each fiscal quarter, a consolidated and consolidating balance sheet of Borrowers and their Subsidiaries at the end of that period, a consolidated and consolidating income statement for that period (and for the portion of the Fiscal Year ending with such period) and, if that period is the last fiscal quarter in any fiscal year of Borrowers, a consolidated and consolidating statement of cash flows for that period (and for the portion of the Fiscal Year ending with such period), together with all supporting schedules, setting forth in comparative form the figures for the same period of the preceding Fiscal Year, and certified by the chief financial officer of each Borrower as true and correct and fairly representing the financial condition of Borrowers and their Subsidiaries and that such statements are prepared in accordance with GAAP in all material respects, except without footnotes and subject to normal year-end audit adjustments;

(d) Annual Statements. Within one hundred twenty (120) days after the end of each Fiscal Year, a detailed reviewed financial report of Borrower and its Subsidiaries containing a consolidated balance sheet at the end of that period and a consolidated income statement and statement of cash flows for that period, setting forth in comparative form the figures for the preceding Fiscal Year, together with all supporting schedules and footnotes, and containing a review opinion of independent certified public accountants acceptable to Bank that the financial statements were prepared in accordance with GAAP in all material respects. Any document accompanying the report will also be provided to Bank. In addition, promptly upon receipt, one copy of each written report submitted to Borrowers by independent accountants for any other annual, quarterly or special audit will be provided to Bank;

(e) No Default Certificates. Together with each report required by Subsections (c) and (d), a compliance certificate in the form annexed hereto as Exhibit 5.6 (each a “Compliance Certificate) and a certificate of its president or chief financial officer that no Default or Event of Default then exists or if a Default or Event of Default exists, the nature and duration thereof and Borrowers’ intention with respect thereto, and in addition, shall cause Borrowers’ independent auditors (if applicable) to submit to Bank, together with its audit report, a statement that, in the course of such audit, it discovered no circumstances which it believes would result in a Default or Event of Default under any of Sections 7.1, 7.2, 7.3, 7.4 or 7.5, or if it discovered any such circumstances, the nature and duration thereof;

(f) Auditor’s Management Letters. Promptly upon receipt thereof, copies of each report submitted to Borrowers by independent public accountants in connection with any annual, interim or special audit made by them of the books of Borrowers including, without limitation, each report submitted to Borrowers concerning their accounting practices and systems and any final comment letter submitted by such accountants to management in connection with the annual audit of Borrowers; provided, however, that, nothing contained herein shall require any Borrower to request or require the preparation of a management letter by its auditors;

(g) Payables Report. If requested by Bank, within fifteen (15) days of the end of each month (or more frequently if required by Bank), a schedule of all accounts payable of Borrowers setting forth for each such account the number of days which have elapsed since the original date of invoice and containing the name and address of each vendor and such other detail requested by Bank;

(h) Other Information. Such other information reasonably requested by Bank from time to time concerning the business, properties or financial condition of any Borrower, any Guarantor and any of their respective Subsidiaries; and

(i) Projections. Not later than the forty-five (45th) day after the commencement of each Fiscal Year, deliver Projections to Bank for Borrowers for such Fiscal Year on a quarter to quarter basis.

5.7. Maintenance of Existence and Rights. Shall preserve and maintain its corporate existence, authorities to transact business, rights and franchises, trade names, patents, trademarks and permits necessary to the conduct of its business.

5.8. Payment of Taxes, Etc. Shall pay before delinquent all of its debts and taxes, except to the extent being Properly Contested.

5.9. Subordination. Shall cause all debt and other obligations now or hereafter owed by a Borrower to any Guarantor or Affiliate to be subordinated in right of payment and security to the Indebtedness in accordance with subordination agreements satisfactory in all respects to Bank.

5.10. Compliance; Hazardous Materials. Shall strictly comply with all laws, regulations, ordinances and other legal requirements, specifically including, without limitation, ERISA, all securities laws and all Environmental Laws. No Borrower nor any Subsidiary shall engage in the storage, manufacture, disposition, processing, handling, use or transportation of any Regulated Materials except (i) for minimal amounts of Regulated Materials used by a Borrower in the ordinary course of business and (ii) as disclosed on Exhibit 4.15.

5.11. Compliance with Assignment Laws. Shall if required by Bank comply with the Federal Assignment of Claims Act and any other applicable law relating to assignment of government contracts.

5.12. Further Assurances. Shall take such further action and provide to Bank such further assurances as may be reasonably requested to ensure compliance with the intent of this Agreement and the other Loan Documents.

5.13. Covenants Regarding Collateral. Each Borrower makes the following covenants with Bank regarding the Collateral for itself and each Subsidiary. Each Borrower and each Subsidiary:

(a) will use the Collateral only in the ordinary course of its business and will not permit the Collateral to be used in violation of any applicable law or policy of insurance;

(b) as agent for Bank, will defend the Collateral against all claims and demands of all Persons, except for Permitted Liens;

(c) will, at Bank’s request, obtain and deliver to Bank such waivers as Bank may require waiving the landlord’s, warehouseman’s, mortgagee’s or other lienholder’s enforcement rights against the Collateral and assuring Bank’s access to the Collateral in exercise of its rights hereunder;

(d) will promptly deliver to Bank all promissory notes, drafts, trade acceptances, chattel paper, Instruments or documents of title which are Collateral in tangible form, appropriately endorsed to Bank’s order, and no Borrower will create or permit any Subsidiary to create any Electronic Chattel Paper without taking all steps deemed necessary by Bank to confer control of the Electronic Chattel Paper upon Bank in accordance with the Code;

(e) except for sales of Inventory in the ordinary course of business, Permitted Equipment Dispositions, or as otherwise expressly permitted in this Agreement, will not sell, assign, lease, transfer, pledge, hypothecate or otherwise dispose of or encumber any Collateral or any of its other property or any interest therein;

(f) shall promptly notify Bank of any future patents, trademarks or copyrights owned by any Borrower or any Subsidiary and any license agreements entered into by any Borrower or any Subsidiary authorizing said Person to use any patents, trademarks or copyrights owned by third parties; and

(g) shall give Bank at least thirty (30) days prior written notice of any new trade or fictitious name. Each Borrower’s and each Subsidiary’s use of any trade or fictitious name shall be in compliance with all laws regarding the use of such names.

5.14. Landlord Waivers. Within ninety (90) days after the Closing Date, shall deliver to Bank landlord waivers, in form and substance satisfactory to Bank, for each leased location of Borrowers.

6. Negative Covenants of Borrowers. Each Borrower covenants and agrees that from the date hereof and until payment in full of the Indebtedness and the termination of this Agreement and the Commitments, each Borrower and each Subsidiary:

6.1. Debt. Shall not create or permit to exist any Debt, including any guaranties or other contingent obligations, except Permitted Debt.

6.2. Liens. Shall not create or permit any Liens on any of its property except Permitted Liens.

6.3. Restricted Distributions and Restricted Payments. Shall not declare or make any Restricted Distribution or Restricted Payment unless otherwise consented to in writing by Bank; provided, however, that so long as no Event of Default exists or would result therefrom, Borrowers may (a) make Permitted Share Repurchases, (b) pay management, consulting or similar fees to any of their Affiliates in the ordinary course of business, not to exceed $150,000 in the aggregate per Fiscal Year, and (c) payoff up to $1,500,000 of capitalized leases that are existing on the Closing Date and that are owing by Borrowers to BancBoston (now known as Fleet National Bank).

6.4. Loans and Other Investments. Shall not make or permit to exist any advances or loans to, or guarantee or become contingently liable, directly or indirectly, in connection with the obligations, leases, stock or dividends of, or own, purchase or make any commitment to purchase any stock, bonds, notes, debentures or other securities of, or any interest in, or make any capital contributions to (all of which are sometimes collectively referred to herein as “Investments”) any Person except for (a) purchases of direct obligations of the federal government, (b) deposits in commercial banks, (c) commercial paper of any U.S. corporation having the highest ratings then given by the Moody’s Investors Services, Inc. or Standard & Poor’s Corporation, (d) existing investments in Subsidiaries, (e) endorsement of negotiable instruments for collection in the ordinary course of business, and (f) advances to employees for business travel and other expenses incurred in the ordinary course of business which do not at any time exceed $250,000 in the aggregate.

6.5. Change in Business. Shall not enter into any business which is substantially different from the business in which it is engaged on the Closing Date.

6.6. Accounts. (a) Shall not sell, assign or discount any of its Accounts, Chattel Paper or any promissory notes held by it other than the discount of such notes in the ordinary course of business for collection; and (b) shall notify Bank promptly in writing of any discount, offset or other deductions not shown on the face of an Account invoice and any dispute over an Account, and any information relating to a material adverse change in any Account Debtor’s financial condition or ability to pay its obligations.

6.7. Transactions with Affiliates. Shall not directly or indirectly purchase, acquire or lease any property from, or sell, transfer or lease any property to, pay any management fees to or otherwise deal with, in the ordinary course of business or otherwise, any Affiliate or Subsidiary other than (a) transfers of property among Borrowers, (b) payments permitted under Section 6.3 hereof, and (c) transactions with Affiliates in the ordinary course of business and pursuant to the reasonable requirements of Borrowers’ business and upon fair and reasonable terms that are fully disclosed in writing to Bank and are no less favorable to Borrowers than Borrowers would obtain in a comparable arm’s length transaction with a Person not an Affiliate of a Borrower.

6.8. No Change in Offices; Removal of Collateral. Shall not, unless it shall have given sixty (60) days’ advance written notice thereof to Bank, (a) change the location of its chief executive office or other office where books or records are kept, or (b) permit any Inventory (until the sale thereof in the ordinary course of business) or other tangible Collateral (other than Equipment sold pursuant to Permitted Equipment Dispositions) to be located at any location other than as specified in Section 4.9.

6.9. No Sale, Leaseback. Shall not enter into any sale-and-leaseback or similar transaction.

6.10. Margin Stock. Shall not use any proceeds of any Loan to purchase or carry any margin stock (within the meaning of Regulation U of the Board of Governors of Federal Reserve System) or extend credit to others for the purpose of purchasing or carrying any margin stock.

6.11. Collateral. Shall not, except as otherwise provided herein, allow any Collateral to be commingled with, or become an Accession to or part of, any property of any other Person so long as such property is Collateral; nor allow any Collateral to become a fixture unless Bank shall have given its prior written authorization.

6.12. Subsidiaries. Shall not acquire or form (except in connection with a Permitted Acquisition), any Subsidiaries or permit any Subsidiary to issue capital stock except to its parent.

6.13. Liquidation, Mergers, Consolidations and Dispositions of Assets; Change of Name. Shall not (a) merge, reorganize, consolidate or amalgamate with any Person, (b) liquidate, wind up its affairs or dissolve itself, (c) acquire by purchase, lease or otherwise any of the assets of any Person other than in the ordinary course of business or to the extent such acquisition constitutes a Permitted Acquisition, (d) sell, transfer, lease or otherwise dispose any of its property or assets, except for the sale of Inventory in the ordinary course of business and Permitted Equipment Dispositions, (e) sell or dispose of any equity ownership interests in any Subsidiary, in each case whether in a single transaction or in a series of related transactions; (f) change its name or conduct business under any new fictitious name; (g) change its state of organization, Federal Employer Identification Number or organizational identification number; or (h) fail to remain in good standing and qualified to transact business as a foreign entity in any state or other jurisdiction in which it is required to be qualified to transact business as a foreign entity and in which the failure to be so qualified could reasonably be expected to have a Material Adverse Effect.

6.14. Change of Fiscal Year or Accounting Methods. Shall not change its Fiscal Year or its accounting methods.

7. Other Covenants of Borrowers. Each Borrower covenants and agrees that from the date hereof and until payment in full of the Indebtedness and the termination of this Agreement and the Commitments, each Borrower and each Subsidiary shall comply with the following additional covenants:

7.1. Minimum EBITDA. Borrowers shall maintain a consolidated EBITDA, measured as of the last day of each fiscal quarter of Borrowers for the period of twelve (12) consecutive calendar months then ended, of not less than $6,800,000.

7.2. Deposit Relationship. Borrowers shall maintain their primary depository accounts with Bank.

7.3. Fixed Charge Coverage Ratio. Borrowers shall maintain a consolidated Fixed Charge Coverage Ratio, measured as of the last day of each fiscal quarter of Borrowers for the period of twelve (12) consecutive calendar months then ended, (i) on or after the Closing Date and prior to April 30, 2005, of not less than 0.75 to 1.00, and (ii) on April 30, 2005 and thereafter, of not less than 1.00 to 1.00.

7.4. Capital Expenditures. Borrowers shall not expend on gross fixed assets (including gross leases to be capitalized under GAAP and leasehold improvements) an aggregate amount exceeding $1,500,000 during any Fiscal Year; provided, that, if any amount of capital expenditures permitted to be made by Borrowers during any Fiscal Year, is not made by Borrowers during such Fiscal Year, then the amount of permitted capital expenditures for the immediately following Fiscal Year (but only for such Fiscal Year) shall be increased by fifty percent (50%) of the remaining amount of the permitted capital expenditures from the previous Fiscal Year.

7.5. Leases. Borrowers shall not incur, create, or assume any direct or indirect liability for the payment of rent or otherwise, under any lease or rental arrangement (excluding capitalized leases) if immediately thereafter the sum of such lease or rental payments to be made by Borrowers during any 12-month period is increased by $1,000,000 in the aggregate.

8.	Default.

8.1. Events of Default. Each of the following shall constitute an Event of Default:

(a) There shall occur any default by any Borrower in the payment, when due, of any principal of or interest on any Note, any amounts due hereunder or any other Loan Document, or any other Indebtedness; or

(b) There shall occur any default by any Borrower or any other party to any Loan Document (other than Bank) in the performance of any agreement, covenant or obligation contained (i) in Sections 5.4, 5.5, 5.6 and 5.13, Section 6 or Section 7 of this Agreement or (ii) in any other sections of this Agreement or any other Loan Document not provided for elsewhere in this Section 8 and the same is not cured to Lender’s satisfaction within 15 days after the sooner to occur of (i) Bank’s delivery of written notice to Borrowers of such default or (ii) the date on which such default becomes known to any senior officer of a Borrower; provided, that, such notice and opportunity to cure shall not apply in the case of any failure to perform, keep, or observe any covenant which is not capable of being cured with such 15 day period or which results from a willful and knowing breach by a Borrower; or

(c) Any representation or warranty made by any Borrower or any other party to any Loan Document (other than Bank) herein or therein or in any certificate or report furnished in connection herewith or therewith shall prove to have been untrue or incorrect in any material respect when made; or

(d) Any other obligation now or hereafter owed by any Borrower, any Subsidiary or any Guarantor to Bank or any Affiliate of Bank shall be in default, or any Borrower, any Subsidiary or any Guarantor shall be in default of any Debt in excess of $250,000 or any material agreement with any Person (other than Bank or an Affiliate of Bank); or

(e) Any Borrower, any Subsidiary or Guarantor shall (i) voluntarily dissolve, liquidate or terminate operations or apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of such Person or of all or of a substantial part of its assets, (ii) admit in writing its inability, or be generally unable, to pay its debts as the debts become due, (iii) make a general assignment for the benefit of its creditors, (iv) commence a voluntary case under the Bankruptcy Code (as now or hereafter in effect), (v) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, (vi) fail to controvert in a timely manner (i.e., within 60 days after the date of the filing thereof), or acquiesce in writing to, any petition filed against it in an involuntary case under the Bankruptcy Code, or (vii) take any corporate action for the purpose of effecting any of the foregoing; or

(f) An involuntary petition or complaint shall be filed against Borrower, any Subsidiary or any Guarantor seeking bankruptcy relief or reorganization or the appointment of a receiver, custodian, trustee, intervenor or liquidator of any Borrower, any Subsidiary or any Guarantor, of all or substantially all of its assets, and such petition or complaint shall not have been dismissed within sixty (60) days of the filing thereof; or an order, order for relief, judgment or decree shall be entered by any court of competent jurisdiction or other competent authority approving or ordering any of the foregoing actions; or

(g) A judgment in excess of $100,000 shall be rendered against any Borrower, any Subsidiary or any Guarantor and shall remain undischarged, undismissed and unstayed for more than twenty (20) days (except judgments validly covered by insurance with a deductible of not more than $100,000) or there shall occur any levy upon, or attachment, garnishment or other seizure of, any portion of the Collateral or other assets of any Borrower, any Subsidiary or any Guarantor by reason of the issuance of any tax levy, judicial attachment or garnishment or levy of execution; or

(h) Any Guarantor shall repudiate or revoke in writing any Guaranty Agreement; or

(i) Loss, theft, damage or destruction of any portion of the Collateral in an amount of more than twenty-five percent (25%) of the then current Availability for which there is either no insurance coverage or for which, in the reasonable opinion of Bank, there is insufficient insurance coverage; or

(j) There shall occur any change in the condition (financial or otherwise) of any Borrower, any Subsidiary or any Guarantor which, in the reasonable opinion of Bank, could have a Material Adverse Effect.

8.2. Remedies. If any Default shall occur and be continuing, Bank may, without notice to Borrowers, at its option, withhold further Loans to Borrowers. If an Event of Default shall have occurred and be continuing, Bank may at its option take any or all of the following actions:

(a) Bank may declare any or all Indebtedness (other than Indebtedness under any swap agreements, as defined in 11 U.S.C §101, between any Borrower and Bank or any Affiliate of Bank, which shall be governed by the default and termination provisions of said swap agreements) to be immediately due and payable (if not earlier demanded), terminate its obligation to make Loans and other extensions of credit to Borrowers, bring suit against Borrowers to collect the Indebtedness, exercise any remedy available to Bank hereunder or at law and take any action or exercise any remedy provided herein or in any other Loan Document or under applicable law. No remedy shall be exclusive of other remedies or impair the right of Bank to exercise any other remedies.

(b) Without waiving any of its other rights hereunder or under any other Loan Document, Bank shall have all rights and remedies of a secured party under the Code (and the Uniform Commercial Code of any other applicable jurisdiction) and such other rights and remedies as may be available hereunder, under other applicable law or pursuant to contract. If requested by Bank, Borrowers will promptly assemble the Collateral and make it available to Bank at a place to be designated by Bank. Each Borrower agrees that any notice by Bank of the sale or disposition of the Collateral or any other intended action hereunder, whether required by the Code or otherwise, shall constitute reasonable notice to such Borrower if the notice is mailed to such Borrower by regular or certified mail, postage prepaid, at least ten (10) days before the action to be taken. Borrowers shall be jointly and severally liable for any deficiencies in the event the proceeds of the disposition of the Collateral do not satisfy the Indebtedness in full.

(c) Bank may demand, collect and sue for all amounts owed pursuant to Accounts, General Intangibles, Chattel Paper, Instruments, Documents or for proceeds of any Collateral (either in a Borrower’s name or Bank’s name at the latter’s option), with the right to enforce, compromise, settle or discharge any such amounts.

8.3. Receiver. In addition to any other remedy available to it, Bank shall have the absolute right, upon the occurrence of an Event of Default, to seek and obtain the appointment of a receiver to take possession of and operate and/or dispose of the business and assets of Borrowers and any costs and expenses incurred by Bank in connection with such receivership shall bear interest at the Default Rate, at Bank’s option, and shall be secured by all Collateral.

8.4. Deposits; Insurance. After the occurrence and during the continuance of an Event of Default, each Borrower authorizes Bank to collect and apply against the Indebtedness when due any cash or deposit accounts in its possession, and any refund of insurance premiums or any insurance proceeds payable on account of the loss or damage to any of the Collateral and irrevocably appoints Bank as its attorney-in-fact to endorse any check or draft or take other action necessary to obtain such funds.

9.	Security Agreement.

9.1. Security Interest.

(a) As security for the payment and performance of any and all Indebtedness and the performance of all obligations and covenants of Borrowers to Bank and each of Bank’s Affiliates, whether hereunder and under the other Loan Documents or otherwise, certain or contingent, now existing or hereafter arising, which are now, or may at any time or times hereafter be owing by Borrowers to Bank or any of Bank’s Affiliates, each Borrower hereby grants to Bank (for itself and each of its Affiliates) a continuing security interest in and general lien upon and right of set-off against, all right, title and interest of such Borrower in and to the Collateral, whether now owned or hereafter acquired by such Borrower. Notwithstanding the foregoing, if the existing capital leases between Borrowers and BancBoston (now known as Fleet National Bank) (“Lessor”) with respect to the specific leased equipment listed therein (the “Specific Equipment”), restricts the ability of Borrowers to grant a Lien in such Specific Equipment to Bank, then such Specific Equipment shall not be deemed to be a part of the Collateral until such time as the Debt owing by Borrowers to Lessor is paid in full. In addition, upon payment in full of the Debt evidenced by such lease, Borrowers and Bank agree to cause such Specific Equipment to be appraised and so long as such appraisal is satisfactory in all respects to Bank and no Event of Default exists, Borrowers and Bank agree to add up to eighty percent (80%) of the net orderly liquidation value of such Specific Equipment to the Equipment Sublimit.

(b) Except as herein or by applicable law otherwise expressly provided, Bank shall not be obligated to exercise any degree of care in connection with any Collateral in its possession, to take any steps necessary to preserve any rights in any of the Collateral or to preserve any rights therein against prior parties, and each Borrower agrees to take such steps. In any case Bank shall be deemed to have exercised reasonable care if it shall have taken such steps for the care and preservation of the Collateral or rights therein as Borrowers may have reasonably requested Bank to take and Bank’s omission to take any action not requested by Borrowers shall not be deemed a failure to exercise reasonable care. No segregation or specific allocation by Bank of specified items of Collateral against any liability of Borrowers shall waive or affect any security interest in or Lien against other items of Collateral or any of Bank’s options, powers or rights under this Agreement or otherwise arising.

(c) Bank may at any time an Event of Default exists, with or without notice to Borrowers, (i) transfer into the name of Bank or the name of Bank’s nominee any of the Collateral, (ii) notify any Account Debtor or other obligor of any Collateral to make payment thereon direct to Bank of any amounts due or to become due thereon and (iii) receive and direct the disposition of any proceeds of any Collateral.

9.2. Financing Statements; Power of Attorney. Each Borrower authorizes Bank at Borrowers’ expense to file any financing statements and/or amendments thereto relating to the Collateral (without any Borrower’s signature thereon) which Bank deems appropriate that (a) indicate the Collateral (i) as “all assets” of such Borrower or words of similar effect, if appropriate, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the Code, or (ii) by specific Collateral category, and (b) provide any other information required by part 5 of Article 9 of the Code for the sufficiency or filing office acceptance of any financing statement or amendment. Each Borrower irrevocably appoints Bank as its attorney-in-fact to execute any such financing statements and/or control agreements in such Borrower’s name and to perform all other acts, at Borrowers’ expense, which Bank deems appropriate to perfect and to continue perfection of the security interest of Bank. Each Borrower hereby appoints Bank as such Borrower’s attorney-in-fact to endorse, present and collect on behalf of such Borrower and in such Borrower’s name any draft, checks or other documents necessary or desirable to collect any amounts which such Borrower may be owed. Bank is hereby granted a license or other right to use, without charge, such Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in advertising for sale and selling any Collateral, and such Borrower’s rights under all licenses and all franchise agreements shall inure to Bank’s benefit. The proceeds realized from the sale or other disposition of any Collateral may be applied, after allowing two (2) Business Days for collection, first to the reasonable costs, expenses and attorneys’ fees and expenses incurred by Bank for collection and for acquisition, completion, protection, removal, storage, sale and delivering of the Collateral; secondly, to interest due upon any of the Indebtedness; and thirdly, to the principal amount of the Indebtedness. If any deficiency shall arise, Borrower and each Guarantor shall remain jointly and severally liable to Bank therefor.

9.3. Entry. Each Borrower hereby irrevocably consents to any act by Bank or its agents in entering upon any premises for the purposes of either (i) inspecting the Collateral or (ii) if an Event of Default exists and is continuing, taking possession of the Collateral, and each Borrower hereby waives its right to assert against Bank or its agents any claim based upon trespass or any similar cause of action for entering upon any premises for the purposes of this Section 9.3 where the Collateral may be located.

9.4. Other Rights. Borrower authorizes Bank without affecting any Borrower’s obligations hereunder or under any other Loan Document from time to time (i) to take from any party and hold additional Collateral or guaranties for the payment of the Indebtedness or any part thereof, and to exchange, enforce or release such collateral or guaranty of payment of the Indebtedness or any part thereof and to release or substitute any endorser or guarantor or any party who has given any security interest in any collateral as security for the payment of the Indebtedness or any part thereof or any party in any way obligated to pay the Indebtedness or any part thereof; and (ii) if an Event of Default exists and is continuing, to direct the manner of the disposition of the Collateral and the enforcement of any endorsements, guaranties, letters of credit or other security relating to the Indebtedness or any part thereof as Bank in its sole discretion may determine.

9.5. Accounts. Before or after the occurrence of any Event of Default, Bank may notify any Account Debtor of Bank’s security interest and, if an Event of Default exists and is continuing, may direct such Account Debtor to make payment directly to Bank for application against the Indebtedness. Any such payments received by or on behalf of any Borrower at any time, whether before or after Default, shall be the property of Bank, shall be held in trust for Bank and not commingled with any other assets of any Person (except to the extent they may be commingled with other assets of Borrowers in an account with Bank) and shall be immediately delivered to Bank in the form received. Bank shall have the right to apply any proceeds of Collateral to such of the Indebtedness as it may determine.

9.6. Waiver of Marshaling. Each Borrower hereby waives any right it may have to require marshaling of its assets.

9.7. Control. Each Borrower will cooperate with Bank in obtaining control of, or control agreements with respect to, Collateral for which control or a control agreement is required for perfection or priority of the Bank’s security interest under the Code.

9.8. Negative Pledge. No Borrower nor any Subsidiary shall sell, transfer, grant or permit any Lien to exist on, or otherwise encumber any of the Real Property of any Borrower or any Subsidiary or enter into any other agreement that restricts any Borrower’s or any Subsidiary’s ownership or rights with respect to the Real Property. In furtherance of the foregoing, each Borrower agrees to execute, and cause each Subsidiary to execute, and deliver to Bank any agreement, instrument or other document and to take such further action, including without limitation, record such agreement, instrument or other document in the real estate records of the county and state in which the Real Property is located, in order to evidence Borrowers’ and Subsidiaries’ negative pledge with respect to the Real Property.

10.	Miscellaneous.

10.1. No Waiver, Remedies Cumulative. No failure on the part of Bank to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and are in addition to any other remedies provided by law, any Loan Document or otherwise.

10.2. Survival of Representations. All representations and warranties made herein shall survive the making of the Loans hereunder and the delivery of the Notes, and shall continue in full force and effect so long as any Indebtedness is outstanding, there exists any commitment by Bank to Borrowers, and until this Agreement is formally terminated in writing.

10.3. Indemnity By Borrower; Expenses. In addition to all other Indebtedness, Borrowers jointly and severally agree to defend, protect, indemnify and hold harmless Bank and its Affiliates and all of their respective officers, directors, employees, attorneys, consultants and agents from and against any and all losses, damages, liabilities, obligations, penalties, fees, costs and expenses (including, without limitation, reasonable attorneys’ and paralegals’ fees, costs and expenses) incurred by such indemnitees, whether prior to or from and after the date hereof, as a result of or arising from or relating to (i) the due diligence effort (including, without limitation, public record search, recording fees, examinations and investigations of the properties of Borrowers and Borrowers’ operations), negotiation, preparation, execution and/or performance of any of the Loan Documents or of any document executed in connection with the transactions contemplated thereby and the perfection of Bank’s Liens in the Collateral, maintenance of the Loans by Bank, and any and all amendments, modifications, and supplements of any of the Loan Documents or restructuring of the Indebtedness, (ii) any suit, investigation, action or proceeding by any Person (other than Borrower), whether threatened or initiated, asserting a claim for any legal or equitable remedy against any Person under any statute, regulation or common law principle, arising from or in connection with Bank’s furnishing of funds to Borrowers under this Agreement, (iii) Bank’s preservation, administration and enforcement of its rights under the Loan Documents and applicable law, including reasonable attorneys fees actually incurred by Bank if collected by or through an attorney at law and disbursements of counsel for Bank in connection therewith, whether suit be brought or not and whether incurred at trial or on appeal, the costs and expenses of lien searches (including real estate title searches) and all costs of repossession, storage, disposition, protection and collection of Collateral, (iv) periodic field exams, audits and appraisals performed by Bank; and (v) any matter relating to the financing transactions contemplated by the Loan Documents or by any document execution in connection with the transactions contemplated thereby. If any Borrower should fail to pay any tax or other amount required by this Agreement to be paid or which may be reasonably necessary to protect or preserve any Collateral or any Borrower’s or Bank’s interests therein, Bank may make such payment and the amount thereof shall be payable on demand, shall bear interest at the Default Rate from the date of demand until paid and shall be deemed to be Indebtedness entitled to the benefit and security of the Loan Documents. In addition, Borrowers jointly and severally agree to pay and save Bank harmless against any liability for payment of any state documentary stamp taxes, intangible taxes or similar taxes (including interest or penalties, if any) which may now or hereafter be determined to be payable in respect to the execution, delivery or recording of any Loan Document or the making of any Revolver Loan, whether originally thought to be due or not, and regardless of any mistake of fact or law on the part of Bank or any Borrower with respect to the applicability of such tax. Each Borrower’s obligation for indemnification for all of the foregoing losses, damages, liabilities, obligations, penalties, fees, costs and expenses of Bank shall be part of the Indebtedness, secured by the Collateral, chargeable against Borrowers’ loan account, and shall survive termination of this Agreement.

10.4. Notices. Any notice or other communication hereunder or under the Notes to any party hereto or thereto shall be by hand delivery, overnight delivery via nationally recognized overnight delivery service, facsimile with receipt confirmed, telegram, telex or registered or certified United States mail and unless otherwise provided herein shall be deemed to have been given or made when delivered, telegraphed, telexed, faxed or three (3) Business Days after having been deposited in the United States mail, postage prepaid, addressed to the party at its address specified below (or at any other address that the party may hereafter specify to the other parties in writing):

Bank:	Wachovia Bank, National Association
191 Peachtree Street, N.E.
30th Floor
MC-GA 8056
Atlanta, Georgia 30303
Attn: Asset Based Lending Group
Telecopier No.: (404) 332-6920

Borrowers:	JPS Industries, Inc.
555 North Pleasantburg Drive, Suite 202
Greenville, South Carolina 29607
Attn: Mr. Chuck Tutterow
Telecopier No.: (864) 271-9939

10.5. Governing Law. This Agreement and the Loan Documents shall be deemed contracts made under the laws of the State of Georgia and shall be governed by and construed in accordance with the laws of said state (excluding its conflict of laws provisions if such provisions would require application of the laws of another jurisdiction) except insofar as the laws of another jurisdiction may, by reason of mandatory provisions of law, govern the perfection, priority and enforcement of security interests in the Collateral.

10.6. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of Borrower and Bank, and their respective successors and assigns; provided, that no Borrower may assign any of its rights hereunder without the prior written consent of Bank, and any such assignment made without such consent will be void.

10.7. Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original and all of which when taken together shall constitute but one and the same instrument.

10.8. No Usury. Regardless of any other provision of this Agreement, any Note or in any other Loan Document, if for any reason the effective interest should exceed the maximum lawful interest, the effective interest shall be deemed reduced to, and shall be, such maximum lawful interest, and (i) the amount which would be excessive interest shall be deemed applied to the reduction of the principal balance of the applicable Note and not to the payment of interest, and (ii) if the loan evidenced by such Note has been or is thereby paid in full, the excess shall be returned to the party paying same, such application to the principal balance of such Note or the refunding of excess to be a complete settlement and acquittance thereof.

10.9. Powers. All powers of attorney granted to Bank are coupled with an interest and are irrevocable.

10.10. Approvals; Amendments. If this Agreement calls for the approval or consent of Bank, such approval or consent may be given or withheld in the discretion of Bank unless otherwise specified herein. This Agreement may not be modified, altered or amended, except by an agreement in writing signed by Borrowers and Bank.

10.11. Participations and Assignments. Bank shall have the right to enter into one or more participation with other lenders with respect to the Indebtedness and to sell, transfer or assign the Loans and the Loan Documents to another Person without the consent of Borrowers; provided, that, so long as no Event of Default exists and is continuing, Bank agrees not to sell, transfer or assign the Loans and the Loan Documents without the prior written consent of Borrowers. Upon prior notice to Borrowers, Borrowers shall thereafter furnish to such participant or assignee any information furnished by Borrowers to Bank pursuant to the terms of the Loan Documents. Nothing in this Agreement or any other Loan Document shall prohibit Bank from pledging or assigning this Agreement and Bank’s rights under any of the other Loan Documents to another Person.

10.12. Multiple Borrowers; Borrowing Agent. All Indebtedness, representations, warranties, covenants and indemnities of Borrowers set forth in the Loan Documents shall be joint and several. Each Borrower hereby irrevocably appoints Borrowing Agent as, and Borrowing Agent shall act under this Agreement as, the agent and representative of itself and each other Borrower for all purposes under this Agreement, including requesting borrowings, selecting whether any Loan or portion thereof is to bear interest as a Prime Rate Loan or a LIBOR Loan, and receiving account statements and other notices and communications to Borrowers from Bank. Bank may rely, and shall be fully protected in relying, on any Notice of Borrowing, disbursement instructions, reports, information or any other notice or communication made or given by Borrowing Agent, whether in its own name, on behalf of any individual Borrower or on behalf of “the Borrowers,” and Bank shall have no obligation to make any inquiry or request any confirmation from or on behalf of any other Borrower as to the binding effect on such Borrower of any such request, instruction, report, information, notice or communication, nor shall the joint and several character of Borrowers’ liability for the Indebtedness be affected, provided that the provisions of this Section 10.12 shall not be construed so as to preclude any Borrower from directly requesting borrowings or taking other actions permitted to be taken by “Borrower” hereunder. Bank may maintain a single Collections Account in the name of “JPS Industries, Inc.” hereunder, and each Borrower expressly agrees to such arrangement and confirms that such arrangement shall have no effect on the joint and several character of Borrowers’ liability for the Indebtedness. The foregoing is a material inducement to the agreement of Bank to enter into the terms hereof and to consummate the transactions contemplated hereby.

10.13. Waiver of Certain Defenses. To the fullest extent permitted by applicable law, upon the occurrence of any Event of Default, no Borrower nor anyone claiming by or under a Borrower will claim or seek to take advantage of any law requiring Bank to attempt to realize upon any Collateral or collateral of any surety or guarantor, or any appraisement, evaluation, stay, extension, homestead, redemption or exemption laws now or hereafter in force in order to prevent or hinder the enforcement of this Agreement. Each Borrower, for itself and all who may at any time claim through or under such Borrower, hereby expressly waives to the fullest extent permitted by law the benefit of all such laws. All rights of Bank and all obligations of Borrowers hereunder shall be absolute and unconditional irrespective of (i) any change in the time, manner or place of payment of, or any other term of, all or any of the Indebtedness, or any other amendment or waiver of or any consent to any departure from any provision of the Loan Documents, (ii) any exchange, release or non-perfection of any other collateral given as security for the Indebtedness, or any release or amendment or waiver of or consent to departure from any guaranty for all or any of the Indebtedness, or (iii) any other circumstance which might otherwise constitute a defense available to, or a discharge of, any Borrower or any third party, other than payment and performance in full of the Indebtedness.

10.14. Integration. This Agreement and the other Loan Documents constitute the sole agreement of the parties with respect to the subject matter hereof and thereof and supersede all oral negotiations and prior writings with respect to the subject matter hereof and thereof.

10.15. LIMITATION ON LIABILITY; WAIVER OF PUNITIVE DAMAGES. EACH OF THE PARTIES HERETO, INCLUDING BANK BY ACCEPTANCE HEREOF, AGREES THAT IN ANY JUDICIAL, MEDIATION OR ARBITRATION PROCEEDING OR ANY CLAIM OR CONTROVERSY BETWEEN OR AMONG THEM (A “DISPUTE”) THAT MAY ARISE OUT OF OR BE IN ANY WAY CONNECTED WITH THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY OTHER AGREEMENT OR DOCUMENT BETWEEN OR AMONG THEM OR THE INDEBTEDNESS AND OBLIGATIONS EVIDENCED HEREBY OR RELATED HERETO, IN NO EVENT SHALL ANY PARTY HAVE A REMEDY OF, OR BE LIABLE TO THE OTHER FOR, (1) INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OR (2) PUNITIVE OR EXEMPLARY DAMAGES. EACH OF THE PARTIES HEREBY EXPRESSLY WAIVES ANY RIGHT OR CLAIM TO PUNITIVE OR EXEMPLARY DAMAGES THEY MAY HAVE OR WHICH MAY ARISE IN THE FUTURE IN CONNECTION WITH ANY DISPUTE, WHETHER THE DISPUTE IS RESOLVED BY ARBITRATION, MEDIATION, JUDICIALLY OR OTHERWISE.

10.16. BINDING ARBITRATION; PRESERVATION OF REMEDIES.

(a) Binding Arbitration. Upon demand of any party hereto, whether made before or after institution of any judicial proceeding, any claim or controversy between parties hereto arising out of or relating to this Agreement or any other Loan Documents shall be resolved by binding arbitration conducted under and governed by the Commercial Financial Disputes Arbitration Rules (the “Arbitration Rules”) of the American Arbitration Association (the “AAA”) and the Federal Arbitration Act. Disputes may include, without limitation, tort claims, counterclaims, a dispute as to whether a matter is subject to arbitration, claims brought as class actions, or claims arising from documents executed in the future. A judgment upon the award may be entered in any court having jurisdiction. Notwithstanding the foregoing, this arbitration provision does not apply to disputes under or related to swap agreements.

(b) Special Rules. All arbitration hearings shall be conducted in the city named in the address of Bank first stated above. A hearing shall begin within ninety (90) days of demand for arbitration and all hearings shall conclude within one hundred twenty (120) days of demand for arbitration. These time limitations may not be extended unless a party shows cause for extension and then for no more than a total of sixty (60) days. The expedited procedures set forth in Rule 51 et seq. of the Arbitration Rules shall be applicable to claims of less than $1,000,000.00. Arbitrators shall be licensed attorneys selected from the Commercial Financial Dispute Arbitration Panel of the AAA. The parties do not waive applicable Federal or state substantive law except as provided herein.

(c) Preservation and Limitation of Remedies. Notwithstanding the preceding binding arbitration provisions, the parties agree to preserve, without diminution, certain remedies that any party may exercise before or after an arbitration proceeding is brought. The parties shall have the right to proceed in any court of proper jurisdiction or by self-help to exercise or prosecute the following remedies, as applicable: (i) all rights to foreclose against any real or personal property or other security by exercising a power of sale or under applicable law by judicial foreclosure including a proceeding to confirm the sale; (ii) all rights of self-help including peaceful occupation of real property and collection of rents, set-off, and peaceful possession of personal property; (iii) obtaining provisional or ancillary remedies including injunctive relief, sequestration, garnishment, attachment, appointment of receiver and filing an involuntary bankruptcy proceeding; and (iv) when applicable, a judgment by confession of judgment. Any claim or controversy with regard to any party’s entitlement to such remedies is a Dispute.

(d) Waiver of Jury Trial. THE PARTIES ACKNOWLEDGE THAT BY AGREEING TO BINDING ARBITRATION THEY HAVE IRREVOCABLY WAIVED ANY RIGHT THEY MAY HAVE TO JURY TRIAL WITH REGARD TO A DISPUTE.

10.17. AMENDMENT AND RESTATEMENT.

This Agreement amends and restates the Original Loan Agreement, and is not intended to be or operate as a novation or an accord and satisfaction of the Original Loan Agreement or the Indebtedness evidenced or secured thereby or provided for thereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed under seal on the day and year first above written.

JPS INDUSTRIES, INC.

By:	/s/ Charles R. Tutterow
Charles R. Tutterow, Executive Vice President,
Chief Financial Officer and Secretary

[CORPORATE SEAL]

JPS ELASTOMERICS CORP.

By:	/s/ Charles R. Tutterow
Charles R. Tutterow, Secretary

[CORPORATE SEAL]

JPS CONVERTER AND INDUSTRIAL CORP.

By:	/s/ Charles R. Tutterow
Charles R. Tutterow, Secretary

[CORPORATE SEAL]

Accepted in Atlanta, Georgia:

WACHOVIA BANK, NATIONAL ASSOCIATION

By:
Title:

ANNEX A

AMENDED AND RESTATED REVOLVER NOTE

April , 2004
U.S. $25,000,000.00	Atlanta, Georgia

FOR VALUE RECEIVED, the undersigned, JPS INDUSTRIES., INC., a Delaware corporation, JPS ELASTOMERICS CORP., a Delaware corporation, and JPS CONVERTER AND INDUSTRIAL CORP., a Delaware corporation (each a “Borrower” and collectively, “Borrowers”), hereby unconditionally and jointly and severally promise to pay to the order of WACHOVIA BANK, NATIONAL ASSOCIATION (herein, together with any subsequent holder hereof, called “Bank”) the principal sum of $25,000,000 or such lesser sum as may constitute the outstanding principal amount of all Revolver Loans made to Borrowers by Bank pursuant to Section 2.1 of the Loan Agreement (as defined below) on the dates on which such outstanding principal amounts become due and payable pursuant to Section 2.5 of the Loan Agreement, in strict accordance with the terms thereof. Borrowers likewise unconditionally and jointly and severally promise to pay to Bank interest from and after the date hereof on the outstanding principal amount of Revolver Loans at such interest rates, payable at such times and computed in such manner as are specified in Sections 2.5, 2.9 and 2.11 of the Loan Agreement, in strict accordance with the terms thereof.

This Revolver Note (“Note”) is issued pursuant to, and is the “Revolver Note” referred to in, the Revolving Credit and Security Agreement dated May 9, 2001, as amended and restated by that certain Amended and Restated Loan and Security Agreement dated the date hereof (as the same may be amended from time to time, the “Loan Agreement”), among Borrowers and Bank, and Bank is and shall be entitled to all benefits thereof and of all Loan Documents executed and delivered in connection therewith. All capitalized terms used herein, unless otherwise defined herein, shall have the meanings ascribed to such terms in the Loan Agreement.

The repayment of the principal balance of this Note is subject to the provisions of Section 2.5 of the Loan Agreement. Notwithstanding anything to the contrary contained herein, the entire unpaid principal balance of and accrued interest on this Note shall be due and payable immediately upon the Termination Date.

All payments of principal and interest shall be made in Dollars in immediately available funds as specified in the Loan Agreement.

Upon or after the occurrence of an Event of Default and for so long as such Event of Default exists, the principal balance and all accrued interest of this Note may be declared (or shall become) due and payable in the manner and with the effect provided in the Loan Agreement, and the unpaid principal balance hereof shall bear interest at the Default Rate as and when provided in Section 2.8 of the Loan Agreement. Borrowers jointly and severally agree to pay, and save Bank harmless against any liability for the payment of, all costs and expenses, including, but not limited to, reasonable attorneys’ fees, if this Note is collected by or through an attorney-at-law.

All principal amounts of Revolver Loans made by Bank to Borrowers pursuant to the Loan Agreement, and all accrued and unpaid interest thereon, shall be deemed outstanding under this Note and shall continue to be owing by Borrowers until paid in accordance with the terms of this Note and the Loan Agreement.

In no contingency or event whatsoever, whether by reason of advancement of the proceeds hereof or otherwise, shall the amount paid or agreed to be paid to Bank for the use, forbearance or detention of money advanced hereunder exceed the highest lawful rate permissible under any law which a court of competent jurisdiction may deem applicable hereto; and, in the event of any such payment inadvertently paid by Borrowers or inadvertently received by Bank, such excess sum shall be, at Borrowers’ option, returned to Borrowers forthwith or credited as a payment of principal, but shall not be applied to the payment of interest. It is the intent hereof that Borrowers not pay or contract to pay, and that Bank not receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by Borrowers under applicable law.

Time is of the essence of this Note. To the fullest extent permitted by applicable law, each Borrower, for itself and its legal representatives, successors and assigns, expressly waives presentment, demand, protest, notice of dishonor, notice of non-payment, notice of maturity, notice of protest, presentment for the purpose of accelerating maturity, diligence in collection, and the benefit of any exemption or insolvency laws.

Wherever possible each provision of this Note shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Note shall be prohibited or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or remaining provisions of this Note. No delay or failure on the part of Bank in the exercise of any right or remedy hereunder shall operate as a waiver thereof, nor as an acquiescence in any default, nor shall any single or partial exercise by Bank of any right or remedy preclude any other right or remedy. Bank, at its option, may enforce its rights against any Collateral securing this Note without Bank enforcing its rights against any Borrower, any Guarantor of the indebtedness evidenced hereby or any other property or indebtedness due or to become due to any Borrower. Each Borrower agrees that, without releasing or impairing any Borrower’s liability hereunder, Bank may at any time release, surrender, substitute or exchange any Collateral securing this Note and may at any time release any party primarily or secondarily liable for the indebtedness evidenced by this Note.

The rights of Bank and obligations of Borrowers hereunder shall be construed in accordance with and governed by the laws (without giving effect to the conflict of law principles thereof) of the State of Georgia. This Note is intended to take effect as an instrument under seal under Georgia law.

This Note amends and restates that certain Promissory Note dated May 9, 2001, in the original principal amount of $35,000,000 (the “Prior Note”). Nothing contained herein is intended to constitute a novation or an accord and satisfaction of the Prior Note.

IN WITNESS WHEREOF, Borrowers have caused this Note to be executed under seal and delivered by their duly authorized officers on the date first above written.

JPS INDUSTRIES, INC., a Delaware corporation (“Borrower”)

By:	/s/ Charles R. Tutterow
Charles R. Tutterow, Executive Vice President,
Chief Financial Officer and Secretary

[CORPORATE SEAL]

JPS ELASTOMERICS CORP., a Delaware corporation (“Borrower”)

By:	/s/ Charles R. Tutterow
Charles R. Tutterow, Secretary

[CORPORATE SEAL]

JPS CONVERTER AND INDUSTRIAL CORP., a Delaware corporation
(“Borrower”)

By:	/s/ Charles R. Tutterow
Charles R. Tutterow, Secretary

[CORPORATE SEAL]

ANNEX B

NOTICE OF BORROWING

Date                     , 20

Wachovia Bank, National Association

191 Peachtree Street, N.E.

30th Floor

MC-GA 8056

Atlanta, Georgia 30303

Attention: Asset Based Lending

Re:	Amended and Restated Loan and Security Agreement dated April , 2004, by and among JPS Industries, Inc., JPS Elastomerics Corp., JPS Converter and Industrial Corp., and Wachovia Bank, National Association (as at any time amended, the “Loan Agreement”)

Ladies and Gentlemen:

This Notice of Borrowing is delivered to you pursuant to Section 2.4 of the Loan Agreement. Unless otherwise defined herein, capitalized terms used herein shall have the meanings attributable thereto in the Loan Agreement. Borrowers hereby request a Revolver Loan in the aggregate principal amount of $            , to be made on                    ,         , and to consist of:

Check as applicable:	Prime Rate Loans in the aggregate principal amount of $

LIBOR Loans in the aggregate principal amount of $ .

Each Borrower hereby ratify and reaffirms all liabilities and obligations under the Loan Documents and hereby certifies that no Default or Event of Default exists on the date hereof.

Borrowing Agent has caused this Notice of Borrowing to be executed and delivered by its duly authorized representative, this day of                    , 20    .

JPS INDUSTRIES, INC.
(“Borrowing Agent”)

By:
Title:

ANNEX C

FORM OF BORROWING BASE CERTIFICATE

EXHIBIT 1.1A

Permitted Debt

Capitalized leases that are existing on the Closing Date in an aggregate amount not to exceed $2,500,000.

EXHIBIT 1.1B

Permitted Liens

Secured Party	Jurisdiction	File No.	Date Filed	Collateral/ Filing History
Fleet Capital Corporation, successor-by-merger to, BancBoston Leasing Inc.	Delaware Secretary of State	22921686	11/07/2002

-Equipment generally described as, various Grobam Drop Wires, Loom Beam, Creel Motorized Leaser, as further described in the attached Extension Sheet.

In lieu for:

SC S/S #101305A, 8/6/98

SC S/S #101014A, 9/18/98

SC S/S #121659A, 1/11/99

IBM Credit LLC	Delaware Secretary of State	30642622	02/19/2003	-All of the following equipment together with all related software whether now owned or hereafter acquired and wherever located (all as more fully described on IBM Credit LLC supplement(s) #137431): IBM Equipment Type 9406. All additions, attachments, accessories, accessions and upgrades thereto and any and all substitutions, replacements or exchanges for any such item of equipment or software and any and all proceeds of any of the foregoing, including, without limitations, payments under insurance or any indemnity or warranty relating to loss or damage to such equipment and software.

SouthEast Industrial Equipment, Inc., Toyota Motor Credit Company	South Carolina Secretary of State	980825-104758A	08/25/1998	-(1) One new Toyota M/N 52-638CU35 S/N 60424

Dougherty Equipment Company, Inc., NMHG Financial Services, Inc.	South Carolina Secretary of State	990701-094203A	07/01/1999	-New Yale motorized Hand Truck MFB040 with industrial battery, and all accessions, additions, replacements and substitutions thereto and therefor and all proceeds, including insurance proceeds thereof.

Southeast Industrial Equipment, Inc., Toyota Motor Credit Corporation	South Carolina Secretary of State	990720-131604A	07/20/1999	-One new Toyota M/N 42-6FGCU25, S/N 80554

Crown Credit Company	South Carolina Secretary of State	991231-132752A	12/31/1999	-(1) Crown Lift Truck, model 20 MT. SN: 1A218876

Southeast Industrial Equipment, Inc., Toyota Motor Credit Corporation	South Carolina Secretary of State	000119-150224A	01/19/2000	-(1) One used Toyota M/N SFCC20 S/N 50211 (1) One used Toyota M/N SFCC15, S/N 11107

Southeast Industrial Equipment, Inc., Toyota Motor Credit Corporation	South Carolina Secretary of State	000726-101934A	07/26/2000	-(1) One new Toyota M/N AZFGU20, S/N 61917.

Southeast Industrial Equipment, Inc., Toyota Motor Credit Corporation	South Carolina Secretary of State	000816-091914A	08/16/2000	-(1) One new MX19, S/N 14757.

BSFS Equipment Leasing	South Carolina Secretary of State	010628-143812A	06/28/2001	-All of the equipment and associated items and any license and/or sublicense to use any computer programs and related documentation (collectively, “System”) that

				are the subject of, and described in that certain lease agreement between Lessor and Lessee bearing or referencing the lease agreement number set forth above, as such agreement is amended from time to time (collectively the “Lease”). The system includes, but is not limited to all modifications, accessions, and all replacements therefor. The UCC filing covers all proceeds of the foregoing including, without limitation, insurance proceeds.

De Lage Landen Financial Services, Inc.	South Carolina Secretary of State	021104-1335083	11/04/2002	-1 Toyota GFGCU70 70491, 2 Toyota GFGDU1G60697, 3 Toyota 6FGCU90 G8801, 4 Toyota 6FGGU18 53875, 5 Toyota 6FGCU1S 63814 including all components additions, upgrades attachments, accessions, substitutions, replacements and proceeds of the foregoing.

BancBoston Leasing Inc., amended to Fleet Capital Corporation, successor by merger to BancBoston Leasing, Inc.	Greenville County, South Carolina	002656	10/05/1998

-Specified leased equipment listed on extension sheet to financing statement, as amended by that UCC amendment on 11/11/2002, file #19581.

-Amended on 11/11/2002, #10581 to change Secured Party’s name to Fleet Capital Corporation, successor by merger to BancBoston Leasing, Inc.

-Continued on 04/23/2003, #000182.

EXHIBIT 4.3

Contingent Liabilities

Borrowers are exposed to a number of asserted and unasserted potential claims encountered in the normal course of business including certain asbestos-based claims. Borrowers believe they have meritorious defenses in all lawsuits in which Borrowers or their subsidiaries are defendants. Except as discussed in Exhibit 4.4 with respect to the Sears litigation matter, management believes that none of this litigation, if determined unfavorable to Borrowers, would have a material adverse effect on the financial condition or results of operations of Borrowers.

On certain of their products, Borrowers provide a warranty against defects in materials and workmanship under separately priced extended warranty contracts generally for a period of 10 years. Revenue from such extended warranty contracts is deferred and recognized as income on a straight-line basis over the contract period. The cost of servicing such product warranties is charged to expense when claims become estimable.

EXHIBIT 4.4

Litigation

In June 1997, Sears Roebuck and Co. (“Sears”) filed a multi-count complaint against JPS Elastomerics Corp. (“Elastomerics”) and two other defendants alleging an unspecified amount of damages in connection with the alleged premature deterioration of Elastomerics’ Hypalon roofing membrane installed during the 1980’s on approximately 140 Sears stores. Also as previously reported, in July, 2002, Elastomerics’ insurance carrier, Liberty Mutual Insurance Company (“Liberty”), informed Elastomerics that it no longer believed it had an obligation to contribute to settlement or defense of this matter. Elastomerics subsequently filed a lawsuit for declaratory, injunctive, and monetary relief against Liberty Mutual. In January, 2003, the court found that Liberty does have a duty to defend Elastomerics based on the counts remaining in the case. Further, in January, 2003, the court granted Elastomerics’ summary judgment motion on Sears’ breach of contract claim. These orders are not final and may be subject to reconsideration or appeal. To the extent these rulings remain in effect, the number of roofs involved in the case will be substantially reduced, and Borrowers believe that an unfavorable resolution of the remaining actions would not have a material adverse effect on the business, results of operations or financial condition of Borrowers.

EXHIBIT 4.9

Offices of Borrowers

Jurisdiction of Organization:

JPS Industries, Inc.	Delaware

JPS Elastomerics Corp.	Delaware

JPS Converter and Industrial Corp.	Delaware

Chief Executive Office:

JPS Industries, Inc.	555 North Pleasantburg Drive, Suite 202
Greenville, South Carolina 29607 *

* Commencing on April 26, 2004, the
chief executive office of JPS Industries, Inc.
shall be located at:

One Liberty Square
55 Beattie Place, Suite 1502
Greenville, South Carolina 29601

JPS Elastomerics Corp.	9 Sullivan Road
Holyoke, Massachusetts 01040

JPS Converter and Industrial Corp.	101 Slater Road
Slater, South Carolina 29638

Other Locations of Collateral:
1535 Elastic Plant Road
Westfield, North Carolina 27053

ALTO Transportation & Distribution Systems, Inc.
2867 Surveyor Street, Pomona, California

DMX Transportation, Inc.
960 and 962B Berry Shoals Road, Building #3, Duncan,
South Carolina

Sulco Warehouse and Logistics
122 Pleasant Street, East Hampton, Massachusetts 01027

Stevens Urethane
412 Main Street, East Hampton, Massachusetts 01027

BHA Group
432 West Lincoln, Warehouse 405, Slater, Missouri 65349

Park Electrochemical Corporation
New England Laminates
40 Governor Drive, Warehouse 150, Newburgh, New York 12550

EXHIBIT 4.13

Judgments

[An arbitration award of specific performance was entered against JPS Elastomerics Corp. on December 22, 2003, in the Matter of the Arbitration between Fairlawn Industries Limited and JPS Elastomerics Corp., pursuant to which JPS Elastomerics Corp. is required to replace a roofing system within an eight month period. JPS Elastomerics Corp. is appealing certain aspects of this award and has reserved the full amount of this award in its financial statements]

EXHIBIT 4.14

List of Subsidiaries

JPS Industries	JPS Elastomerics Corp.

JPS Converter and Industrial Corp.

International Fabrics, Inc

JPS Auto Inc.

JPS Carpet Corp.

JPS Elastomerics Corp.	None

JPS Converter and Industrial Corp.	None

EXHIBIT 4.15

Environmental Disclosures

Regulated Materials generated, stored or disposed of on Borrowers’ property:

[to be provided by Borrowers]

Non-compliance with Environmental Laws or notification of action, suit, proceeding or investigation:

[to be provided by Borrowers]

EXHIBIT 4.18

Names; Mergers; Acquisitions

Prior Names:

JPS Industries, Inc.	JPS Textile Group, Inc.
(Formation through June 23, 1999)

JPS Elastomerics Corp.	JPS Acquisition Elastomerics Corp.
(Formation through May 11, 1988)

JPS Converter and Industrial Corp.	JPS Acquisition Converter and Yarn Corp.
(Formation through May 11, 1988)

JPS Converter and Yarn Corp.
(May 11, 1988 through November 1, 1988)

Corporate, Fictitious or Trade Names

JPS Industries, Inc.	JPS Textile Group

JPS Elastomerics Corp.	Stevens Roofing
Stevens Urethane

JPS Converter and Industrial Corp.	JPS Glass

Survivor of Mergers, Acquisitions

Borrowers

EXHIBIT 4.23

Corporate Structure

(i) Subsidiary information:

Name	Jurisdiction	Ownership %
JPS Elastomerics Corp.	Delaware	100%
JPS Converter and Industrial Corp.	Delaware	100%
International Fabrics, Inc	Delaware	100%
JPS Auto Inc.	Delaware	100%
JPS Carpet Corp.	Delaware	100%

(ii) Each Borrower’s corporate or joint venture Affiliates: None

(iii) Equity interests of each Borrower:

	Number of Authorized Shares	Number of Issued Shares	Number of Outstanding Shares
JPS Industries, Inc.	22,000,000	10,000,000	9,494,259
JPS Elastomerics Corp.	1,000	100	100
JPS Converter and Industrial Corp.	1,000	100	100

EXHIBIT 5.6

COMPLIANCE CERTIFICATE

[Letterhead of Borrowing Agent]

                    , 20

Wachovia Bank, National Association

191 Peachtree Street, N.E.

30th Floor

Atlanta, Georgia 30303

The undersigned, the chief financial officer of JPS INDUSTRIES, INC. a Delaware corporation (in its capacity as the representative of each of JPS Industries, Inc., JPS Elastomerics Corp., and JPS Converter and Industrial Corp., “Borrowing Agent”) gives this certificate to WACHOVIA BANK, NATIONAL ASSOCIATION (“Bank”) in accordance with the requirements of Section 5.6(e) of that certain Amended and Restated Loan and Security Agreement dated April _, 2004, among Borrowing Agent, the borrowers parties thereto and Bank (as at any time amended, the “Loan Agreement”). Capitalized terms used in this Certificate, unless otherwise defined herein, shall have the meanings ascribed to them in the Loan Agreement.

1. Based upon my review of the balance sheets and statements of income of Borrowers and their Subsidiaries for the [Fiscal Year] [quarterly period] ending                     , 20     , copies of which are attached hereto, I hereby certify that:

(a) Minimum EBITDA is $                    ;

(b) Fixed Charge Coverage Ratio is $                    ;

(c) Capital Expenditures during the period and for the Fiscal Year to date total $                     for Borrowers.

2. No Default exists on the date hereof, other than:                                           [if none, so state]; and

3. No Event of Default exists on the date hereof, other than:                                           [if none, so state].

4. As of the date hereof, Borrowers are current in their payment of all accrued rent and other charges to Persons who own or lease any premises where any of the Collateral is located, and there are no pending disputes or claims regarding Borrowers failure to pay or delay in payment of any such rent or other charges.

5. Attached hereto is a schedule showing the calculations that support Borrowers’ compliance [non-compliance] with the financial covenants, as shown above.

Very truly yours,
Chief Financial Officer